AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES
HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO

COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY

OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE

COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT

CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY

THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER,

SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR

QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO

SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A

NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S

SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE

OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE

OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED

JUNE 10, 2021

Rentberry, Inc.

201 Spear Street, Suite 1100

San Francisco, CA 94105

(415) 795-7171

www.rentberry.com

UP TO 16,827,585 SHARES OF COMMON STOCK (1)

MINIMUM INVESTMENT: $300

SEE “SECURITIES BEING OFFERED” AT PAGE 39

	Price to Public		Underwriting Discounts and Commissions (3)	Proceeds to Issuer
Per share/unit	$0.8700	(2)	$0.03045	$0.83955
StartEngine Investor Fee Per Share	$0.03045		$--	$--
Price Per Share Plus Investor Fee	$0.90055		$0.03045	$0.87010
Total Maximum (4)	$12,420,000		$840,000	$11,580,000.00

(1)	The Company is offering up to 13,793,103 shares of Common Stock, plus up to 2,758,620 additional shares eligible to be issued as Bonus Shares (as defined in this offering circular), plus another 275,862 shares to be issued to StartEngine Primary, LLC, as part of its commission, see “Plan of Distribution.” The shares of Common Stock to be issued to StartEngine Primary as part of its commission are not included in the above fee table.

(2)	Does not include effective discount that would result from the issuance of Bonus Shares. For details of the effective discount, see “Plan of Distribution.”

(3)	The Company has engaged StartEngine Primary, LLC (“StartEngine Primary”) to act as an underwriter of this Offering as set forth in “Plan of Distribution” and its affiliate StartEngine Crowdfunding, Inc. to perform administrative and technology-related functions in connection with this Offering. The Company will pay a cash commission of 3.5% to StartEngine Primary on sales of the Common Stock, and the Company will issue to StartEngine Primary shares of the Company’s Common Stock equal to 2% of the gross proceeds raised through StartEngine Primary (excluding Bonus Shares), divided by $0.87 per share, rounded to the nearest whole share. The Company will also pay a $7,500 advance fee for accountable out of pocket expenses actually anticipated to be incurred by StartEngine Primary. Any unused portion of this fee not actually incurred by StartEngine Primary will be returned to the Company. FINRA fees will be paid by the Company. This does not include processing fees paid directly to StartEngine Primary by investors. See “Plan of Distribution” on page 43 for details of compensation payable to third parties in connection with the Offering.

(4)	Investors will be required to pay directly to StartEngine Primary a processing fee equal to 3.5% of the investment amount at the time of the investors’ subscription, up to a maximum of $700 per investor. This fee will be refunded in the event the Company terminates this Offering. See “Plan of Distribution” for additional discussion of this processing fee. Assuming the Offering is fully subscribed, and all investors invest $20,000 or less, investors would pay StartEngine Primary total processing fees of $420,000. This amount is included in the Total Maximum offering amount since it counts towards the rolling 12-month maximum offering amount that the Company is permitted to raise under Regulation A. However, it is not included in Proceeds to Issuer.

The Company expects that the amount of other expenses of the Offering that it will pay will be approximately $208,000.00, not including commissions or state filing fees.

This Offering (the “Offering”) will terminate at the earlier of the date at which the maximum offering amount has been sold or the date at which the Offering is earlier terminated by the Company at its sole discretion.

The Company has engaged Prime Trust, LLC as agent to hold any funds that are tendered by investors. The Offering is being conducted on a best-efforts basis without any minimum target. There is no minimum number of shares that needs to be sold in order for funds to be released to the Company and for this Offering to close, which may mean that the Company does not receive sufficient funds to cover the cost of this Offering. The Company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be made available to the Company. In the event that the Company terminates the Offering while investor funds are held in escrow, those funds will promptly be refunded to each investor without deduction or interest and in accordance with Rule 10b-9 under the Securities Exchange Act of 1934 (the “Exchange Act”).

Each holder of Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders. Investors in this Offering will grant a proxy to the Company’s CEO to vote their shares on all matters put to a vote of the stockholders. The proxy will terminate upon the earlier of the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 covering the offer and sale of Common Stock, the effectiveness of a registration statement under the Exchange Act covering the Common Stock or five years after the execution of the subscription agreement in connection with this Offering. See “Securities Being Offered.”

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This Offering is inherently risky. See “Risk Factors” on page 5.

Sales of these securities will commence on approximately [DATE], 2021.

The Company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting company under the Exchange Act, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Summary -- Implications of Being an Emerging Growth Company.”

In this Offering Circular, the term “Rentberry,” “we,” “us,” “our,” or “the Company” refers to Rentberry, Inc. and our subsidiaries on a consolidated basis.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

i

Implications of Being an Emerging Growth Company

We are not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because we are not registering our securities under the Exchange Act. Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

●	annual reports (including disclosure relating to our business operations for the preceding three fiscal years, or, if in existence for less than three years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),

●	semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and

●	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which our offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

If and when we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	will not be required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden parachute” votes);

●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

ii

SUMMARY

Rentberry Inc. was incorporated under the laws of the State of Delaware on August 28, 2015, and has offices in San Francisco, California, and the Ukraine. Rentberry has developed the platform, all-in-one home rental ecosystem, that offers a fully digital and contact-free rental experience for both tenants and landlords. The platform offers a unique set of features that allows both parties to enjoy a safer, faster, and easier rental process. Rentberry automates all the standard rental tasks from submission of personal information, credit reports and custom offers to conducting virtual tours, negotiating rental terms, eSigning rental agreements and sending maintenance requests. The platform includes web, iOS and Android mobile apps operational in more than 40 countries. The Company has established user growth and already successfully tested monetization channels. Throughout 2021 and 2022, Rentberry plans to start fully monetizing its platform and its functionality. Rentberry partnered with 51 leading real estate companies around the world and also integrated third party service providers to the platform (such as, Sure Inc. that offers insurance products to the tenants and landlords). In 2020, the Company also successfully entered Senior Housing space with its product called Happy Seniors.

In its next phase, the Company plans to develop a new type of mid-term residential rental market, under the brand “Flexible Living”, and offer tenants flexibility in renting properties without security deposits and long-term lease commitment. As part of this plan, the Company intends to acquire properties throughout the United States, Europe and Asia to serve as mid-term rental properties (leasing of minimum three months and maximum one year) on the Rentberry platform. Rentberry plans to use a portion of the funds raised in this Offering to acquire and rebrand such properties. See “Use of Proceeds,” below. The Company is highly likely to need to raise additional financing to accomplish its plans for acquiring and rebranding properties for the mid-term residential rental market. In the long run, the Company plans to become one of the largest owners of home rentals and at the same time sign contracts with high volume landlords and manage exclusively properties on their behalf (which will include standard branding concept combined with the mid-term rental cycle).

The Offering

Securities offered	Maximum of 13,793,103 shares of Common Stock, plus an additional 2,758,620 shares of Common Stock may be offered as Bonus Shares

Common Stock Outstanding after the Offering (assuming a fully subscribed Offering)*	46,972,042 Shares**

Use of Proceeds	The net proceeds of this Offering will be used primarily for working capital, including product development and salaries for executive officers and engineers, marketing costs, and acquisition of Properties*** in certain locations. The details of our plans are set forth in our “Use of Proceeds” section.

*	In addition, 275,862 shares are available to be issued to StartEngine Primary, LLC, as commission. See “Plan of Distribution.”

**	Assumes the Company raises the maximum amount in this Offering and the conversion of $950,000 in SAFE Notes (“2021 SAFE Notes”) sold in March 2021 at a 20% discount to the price in this Offering into 1,364,943 Shares. The 2021 SAFE Notes convert into the company’s Common Stock on the earlier of either December 31, 2021 or the sale of at least $5,000,000 in equity securities which could dilute your shares in this Offering, see “Dilution”.

***	Properties include already developed real estate, such as homes, condos, etc. and land for future development of real estate.

Selected Risks Associated with Our Business

●	Voting control is in the hands of our CEO and Founder.

●	Investors will have no ability to impact or otherwise influence corporate decisions of the Company.

●	We are an early-stage company and have not yet generated any profits.

●	We have a history of losses and cannot assure you that we will achieve or maintain profitable operations.

●	Our results of operations may be negatively impacted by the coronavirus outbreak.

●	Past performance is not a guarantee of future results.

●	Our business is affected by seasonality.

●	Rentberry’s platform services are relatively new in an industry that is still quickly evolving.

●	We operate in a regulatory environment that is evolving and uncertain.

●	We could face liability for information or content on or accessible through our platform.

●	Landlord, tenant, or third-party actions that are criminal, violent, inappropriate, or dangerous, or fraudulent activity, may undermine the safety or the perception of safety of our platform and our ability to attract and retain landlords and tenants and materially adversely affect our reputation, business, results of operations, and financial condition.

●	If we fail to comply with federal, state, or foreign laws relating to privacy and data protection, we may face potentially significant liability, negative publicity, an erosion of trust, and increased regulation could materially adversely affect our business, results of operations, and financial condition.

●	We face possible risks associated with natural disasters and the physical effects of climate change, which may include more frequent or severe storms, hurricanes, flooding, rising sea levels, shortages of water, droughts and wildfires, any of which could have a material adverse effect on our business, results of operations, and financial condition.

●	We are subject to payment-related fraud and an increase in or failure to deal effectively with fraud, fraudulent activities, fictitious transactions, or illegal transactions, would materially adversely affect our business, results of operations, and financial condition.

●	We rely on third-party payment service providers to process payments made by tenants and payments made to landlords on our platform. If these third-party payment service providers become unavailable or we are subject to increased fees, our business, results of operations, and financial condition could be materially adversely affected.

●	We may be impacted by economic downturns in certain real estate markets in which we operate or by a prolonged global economic downturn.

●	If we are unable to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products, we may not be able to maintain or increase our sales or achieve profitability.

●	We may not be able to maintain or establish relationships with brokers, agents, high-volume landlords or other partnerships which could limit the information and services we are able to provide to our users and impair our ability to attract and retain user.

●	We operate in a highly competitive market and the size and resources of some of our competitors may allow them to compete more effectively than we can, resulting in a loss of our market share and a decrease in our net revenue.

●	We have not yet identified the properties we intend to acquire.

●	We may not achieve our goals in acquiring properties suitable for the mid-term rental market at our target valuation.

●	We plan to purchase real estate, which is inherently risky.

●	We may utilize mortgages and indebtedness/additional capital and therefore you will be subject to risks associated with debt financing.

●	The Company could be adversely affected by rising interest rates.

●	The financial covenants in any loans may limit the Company’s flexibility and ability to pay cash flow.

●	The Company does not yet have any commitments for lines of credit or other loan facilities.

●	We may not be able to lease the properties as anticipated.

●	Tenant defaults could negative impact our expected revenues.

●	The Company is subject to risk related to development and re-development of properties.

●	Changes in property taxes could impact our revenues.

●	As a property owner, the Company will be subject to environmental risks.

●	We may need to modify our properties to comply with state and federal laws including the Americans with Disabilities Act.

●	We depend on our consultants who are subject to non-disclosure and confidentiality agreements.

●	Our future success depends on our key executive officers and our ability to attract, retain, and motivate qualified personnel.

Risks Concerning Cybersecurity and Intellectual Property

●	Rentberry and its subsidiaries are vulnerable to hackers and cyberattacks.

●	Organizations face growing regulatory and compliance requirements.

●	We are subject to multiple risks related to the ACH, credit card and debit card payments we accept.

●	If we are unable to protect our intellectual property rights, our financial results may be negatively impacted.

●	The cost of enforcing our patents and trademarks could prevent us from enforcing them.

●	We may be subject to liability if we infringe upon the intellectual property rights of third parties.

Risks Related to the Company’s Securities and this Offering

●	Certain investors are entitled to pay a lower price for our Common Stock.

●

We are offering rewards and perks to certain investors as part of this Offering and our monetization strategy, but those perks may be impacted or lost if the Company changes its business model, services and functionality on the platform.

●	We expect to raise additional capital through offerings of equity and convertible securities and to provide our employees with equity incentives. Therefore, your ownership interest in the Company is likely to continue to be diluted.

●	Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

●	Any valuation at this stage is difficult to assess.

●	There is no minimum amount set as a condition to closing this Offering.

●	This Offering involves “rolling closings,” which may mean that earlier investors may not have the benefit of information that later investors have.

●	If Rentberry runs out of cash and is not able to successfully monetize the platform and/or raise additional capital, it may need to liquidate the business.

●	Our management has discretion as to use of proceeds.

●	The Subscription Agreement, the Stockholders’ Agreement and our second amended and restated certificate of incorporation each have a forum selection provision that requires disputes be resolved in state or federal courts in the State of Delaware, regardless of convenience or cost to you, the investor.

●	Investors in this Offering may not be entitled to a trial with respect to claims arising under the Subscription Agreement or the Stockholders’ Agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

●	The Company’s Board of Directors may require stockholders to participate in certain future events, including our sale or the sale of a significant amount of our assets.

●	There is no current market for our Common Stock, so you may not be able to sell yours shares.

RISK FACTORS

The SEC requires the Company to identify risks that are specific to its business and its financial condition. The Company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as cyber-attacks and the ability to prevent those attacks). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to Our Business

Voting control is in the hands of our CEO and Founder.

Voting control is concentrated in the hands of the Company’s Founder and CEO, Oleksiy Lyubynskyy through a series of proxies, voting agreements and other provisions in the Company’s Stockholders’ Agreement which investors must execute to purchase shares of the Company’s Common Stock in this Offering. Subject to any fiduciary duties owed to owners or investors under Delaware law, our Founder and CEO will be able to exercise significant influence on matters requiring owner approval, including the election of directors, approval of significant Company transactions, and will have unfettered control over the Company’s management and policies. You may have interests and views that are different from our management. For example, management may support proposals and actions with which you may disagree with. Our CEO could use his voting influence to maintain the Company’s existing management, delay or prevent changes in control of the Company, or support or reject other management and board proposals that are subject to owner approval. For details, please see “Securities Being Offered – Common Stock – Stockholders’ Agreement” and the Stockholders’ Agreement filed as Exhibit 5.3 to the Offering Statement of which this Offering Circular forms a part.

Investors will have no ability to impact or otherwise influence corporate decisions of the Company.

Investors who purchase shares of the Company’s Common Stock must execute a Stockholders’ Agreement in addition to the Subscription Agreement. The Stockholders’ Agreement grants an irrevocable proxy to the Company’s CEO, Mr. Oleksiy Lyubynskyy, to vote their shares of Common Stock on all matters put to a vote of the stockholders. Furthermore, transferees of the investors party to the Subscription Agreement and the Stockholders’ Agreement must agree to be bound by the terms of both agreements. The CEO’s proxy will terminate upon the earlier of the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock, the effectiveness of a registration statement under the Exchange Act covering the Common Stock, or five years from the date of execution of the Subscription Agreement.

Notwithstanding the expiration of the CEO’s proxy described above, the Stockholders’ Agreement grants the CEO a separate proxy and power of attorney in cases where the investor does not vote or votes in a manner inconsistent with that agreement. Votes required by this proxy and power of attorney include:

●	Votes in favor of Mr. Lyubynskyy’s slate of directors where Mr. Lyubynskyy still holds the requisite number of shares; and

●	Vote in favor of increasing the number of shares of Common Stock.

This proxy and power of attorney terminates upon the earlier of the consummation of the Company’s first underwritten public offering of its Common Stock, the consummation of a sale of the Company and distribution of proceeds to or escrow for the benefit of the stockholders, or the written consent of the Founder and the holders of a majority of the issued and outstanding shares of the Company’s Common Stock.

Additionally, the Stockholders’ Agreement mandates that the Company’s Founder, defined as Mr. Lyubynskyy, the Company’s CEO, approve of certain transactions, including the sale, transfer or disposition of substantially all of the Company’s assets, debt in excess of $5 million, merger, restatement of assets, any agreement to issue any capital stock, option, warrant or other convertible security of the Company other than pursuant to an employee benefit plan, or the amendment of the Company’s certificate of incorporation or bylaws.

Moreover, the Stockholders’ Agreement entails a provision under which the Company may require stockholders to sell their shares of Common Stock back to the Company.

For more information, see “Securities Being Offered – Common Stock – Voting Rights; Proxy” and Stockholders’ Agreement filed as Exhibit 5.3 to the Offering Statement of which this Offering Circular forms a part.

We are an early-stage company and have had limited revenues to date.

Rentberry is currently in the testing phase of its development and has yet to generate significant revenues from operations. For the fiscal year ended December 31, 2020, Rentberry had revenues of $30,878. For the period ending December 31, 2019, our revenues were $7,615. Accordingly, the Company has a limited history upon which an evaluation of its performance and future prospects can be made. Our current and proposed operations are subject to all the business risks associated with new enterprises. These include likely fluctuations in operating results as the Company reacts to developments in its market, managing its growth and the entry of competitors into the market. We will only be able to pay dividends on any shares once our directors determine that we are financially able to do so. There is no assurance that we will be profitable in the near future or generate sufficient revenues to pay dividends to the holders of the shares.

We have a history of losses and cannot assure you that we will achieve or maintain profitable operations.

Excluding our financing activities, we have incurred significant net losses since inception on August 28, 2015. Our net loss from operations for the fiscal year ended December 31, 2020, was $2,035,952, and our total comprehensive loss for that period was $1,385,419. We have funded our operations through the sale of convertible debt securities in the amount of $3,365,000 and SAFE Notes in the amount of $4,887,749. The convertible debt securities converted to the Company’s Common Stock in 2019, and the SAFE Notes issued in 2019 and 2020 converted to Common Stock on December 31, 2020. See also “Risks Related to this Offering” below. Our SAFE Notes sold in March 2021 convert to Common Stock upon the earlier of the Company engaging in a transaction or series of transactions in which it sells at least $5,000,000 of equity securities or December 31, 2021. We have also covered our expenses through the proceeds from our wholly owned subsidiary’s initial coin offering (“ICO”) in 2017. Rentberry Ltd. was formed for the purpose of undertaking the ICO, which resulted in revenue of $34,963,375. The Company liquidated Rentberry Ltd. and has used the ICO revenue to fund its development and operations. See also “Management’s Discussion and Analysis – Results of Operations.”

If Rentberry runs out of cash and is not able to successfully monetize the platform and/or raise additional capital, it may need to liquidate the business. We cannot assure you that we will achieve sustainable operating profits as we continue to develop and monetize our platform, expand our monthly active user (“MAU”) base, develop our marketing efforts, and otherwise implement our growth initiatives. Any failure to achieve and maintain profitability would have a materially adverse effect on our ability to implement our business plan, our results and operations, and our financial condition, and could cause the value of our Common Stock to decline, resulting in a significant or complete loss of your investment.

Our results of operations may be negatively impacted by the coronavirus outbreak.

Efforts to contain the spread of COVID-19 in the U.S., Europe and Asia have led to the implementation of severe travel restrictions and social distancing. The impacts of the outbreak are still unknown and rapidly evolving. A widespread health crisis has adversely affected and could continue to affect the global economy, resulting in an economic downturn that could negatively impact the value of our Common Stock and investor demand for our Common Stock generally.

The continued spread of COVID-19 has also led to severe disruption and volatility in the global capital markets, which could increase our cost of capital and adversely affect our ability to access the capital markets in the future. In particular, we may also be negatively impacted by the way COVID-19 may disrupt the rental market. According to published reports, in the United States, one of our key markets, millions of renters have fallen behind on their rent payments as a result of job losses and other effects due to the pandemic. In particular, it is unknown whether the moratoriums against eviction put in place by federal and local governments will be allowed to expire and the impact that might have on the rental market. It is possible that the continued spread of COVID-19 could cause a further economic slowdown or recession or cause other unpredictable events, each of which could adversely affect our business, results of operations or financial condition.

Past performance is not a guarantee of future results.

Forward looking statements and projections are subject to a number of assumptions, risks and uncertainties which may cause actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied be these forward-looking statements and projections. These and other factors could adversely affect the outcome and financial effects of the plans and events of Rentberry and may cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. No statement is intended to be nor may be construed as a profit forecast. Prospective investors are cautioned not to invest based on these forward-looking statements and projections.

An investment in Rentberry is speculative and may involve substantial investment and other risks. Such risks may include, without limitation, risk of adverse or unanticipated market developments, risk of market competition, risk with respect to the execution of Rentberry’s business objectives, and risk of illiquidity.

The performance results of an investment in Rentberry stock can be volatile. No representation is made that Rentberry will achieve certain performance goals or that any investment in Rentberry will make any profit or will not sustain losses. Past performance is no indication of future results.

Our business is affected by seasonality.

Our business is affected by the general seasonal trends common to the residential rental market. We have observed increased traffic during the winter months of November, December and January. We have also observed increased traffic on our platform during the summer months from June through September as families and students seek housing before the start of the school year. We believe these trends are at least in part due to the impact of COVID-19 and the increased number of people who work from home and decide to change their residential location. This seasonality may adversely affect our business and cause our results of operations to fluctuate. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.”

Rentberry’s platform services are relatively new in an industry that is still quickly evolving.

We believe that the online residential property rental market is in early stages of development and anticipate that significant shifts in landlord and tenant behaviors may occur rapidly and on an ongoing basis. Rentberry continues to learn a great deal about the market participants as the industry evolves. Rentberry may not successfully anticipate or keep pace with industry changes, and Rentberry may invest considerable financial, personnel and other resources to pursue strategies that do not, ultimately, prove effective such that its business, results of operations and financial condition may be harmed.

We believe that our platform fills a needed space in the rental industry by providing transparency and efficiency in an opaque market. We also believe our streamlined, no contact services will benefit both landlords, tenants and other providers of products and services on our platform during COVID-19. However, our potential market may not be as large as we anticipated, or the number of our platform users may not grow as rapidly as planned. With a smaller market than expected, we may have fewer landlords, tenants and other providers of products and services through our platform. Success will likely be a factor of investing in the development and implementation of marketing campaigns, subsequent change of behaviors by tenants and landlords from traditional in-person rentals to our platform, and favorable changes in the regulatory environment. See “We operate in a regulatory environment that is evolving and uncertain,” below.

Rentberry’s future success also substantially depends on the continued use of the internet as the primary medium for the real estate rental marketplace. For any number of reasons, internet use may not continue to develop as Rentberry anticipates. If users begin to access real estate information through other media and Rentberry fails to innovate, its business, results of operations and financial condition may be negatively impacted.

We operate in a regulatory environment that is evolving and uncertain.

Although the rental market is well established, the Rentberry platform is introducing a new way of doing business. Some states and cities have implemented, or considered implementing, new rules designed to impact rent bidding websites, including Rentberry’s platform. In 2018, the city of Seattle, Washington imposed a moratorium against rent-bidding web sites rendering it illegal for landlords and tenants to use those platforms, which we challenged in court. The Court for the Western District of Washington at Seattle ruled in favor of the city’s imposition of the moratorium finding, among other things, that we lacked standing at that time. The Seattle government’s moratorium expired April 30, 2020, but the government may choose to reinstate the moratorium. Furthermore, other jurisdictions may decide to impose a similar moratorium or other restrictions in the form of regulation that may impact our operations and ability to monetize our platform.

For example, on December 19, 2019, the Court of Justice of the European Union (“CJEU”) ruled that Airbnb is a provider of information society services under the E-Commerce Directive, which may also result in application of new regulation to us. There continue to be new laws and government initiatives within the European Union attempting to regulate Airbnb as a platform which may also impact us. In several cases, national courts are evaluating whether certain local rules imposing obligations on platforms can be enforced against Airbnb. For example, Airbnb is challenging an Italian law requiring short-term rental platforms to act as withholding tax agent for host income taxes, to collect and remit tourist taxes, and to disclose user data. Adverse rulings in these national cases are possible and could result in changes to our business practices in significant ways, increased operating and compliance costs, and lead to a loss of revenue for us.

We could face liability for information or content on or accessible through our platform.

We could face claims relating to information or content that is published or made available on our platform. Our platform relies upon content that is created and posted by landlords, agents, or other third parties. Although content on our platform is typically generated by third parties, and not by us, claims of defamation, disparagement, negligence, warranty, personal harm, intellectual property infringement, or other alleged damages could be asserted against us, in addition to our landlords and agents.

Regulators in the United States, Europe and other countries may introduce new regulatory regimes that increase potential liability for information or content available on our platform. For example, in the United States, laws such as the CDA, which have previously been interpreted to provide substantial protection to interactive computer service providers, may change and become less predictable or unfavorable by legislative action or juridical interpretation. There have been various federal legislative efforts to restrict the scope of the protections available to online platforms under the CDA, in particular with regards to Section 230 of the CDA, and current protections from liability for third-party content in the United States could decrease or change. The European Union is also reviewing the regulation of digital services, and it has been reported that the European Union plans to introduce the Digital Services Act (“DSA”), a package of legislation intended to update the liability and safety rules for digital platforms, products, and services, which could negatively impact the scope of the limited immunity provided by the E-Commerce Directive.

In countries in Asia and Latin America, generally there are not similar statutes as the CDA or E-Commerce Directive. The laws of countries in Asia and Latin America generally provide for direct liability if a platform is involved in creating such content or has actual knowledge of the content without taking action to take it down. Further, laws in some Asian countries also provide for primary or secondary liability, which could include criminal liability, if a platform failed to take sufficient steps to prevent such content from being uploaded.

Our potential liability for information or content created by third parties and posted to our platform could require us to implement additional measures to reduce our exposure to such liability, may require us to expend significant resources, may limit the desirability of our platform to landlords and tenants, may cause damage to our brand or reputation, and may cause us to incur time and costs defending such claims in litigation, thereby materially adversely affecting our business, results of operations, and financial condition.

Landlord, tenant, or third-party actions that are criminal, violent, inappropriate, or dangerous, or fraudulent activity, may undermine the safety or the perception of safety of our platform and our ability to attract and retain landlords and tenants and materially adversely affect our reputation, business, results of operations, and financial condition.

We have no control over or ability to predict the actions of our users and other third parties, such as neighbors or invitees, either during the tenant’s stay or otherwise, and therefore, we cannot guarantee the safety of our landlords, tenants, and third parties. The actions of landlords, tenants, and other third parties may result in fatalities, injuries, other bodily harm, fraud, invasion of privacy, property damage, discrimination, brand and reputational damage, which could create potential legal or other substantial liabilities for us. We do not verify the identity of all of our landlords and tenants, nor do we verify or screen third parties who may be present during the bidding on, or making of, a rental lease through our platform. The criminal background checks for U.S. landlords, U.S. tenants, and other screening processes we rely on, among other things, include information provided by landlords and tenants. Our ability to validate that information, the accuracy, completeness, and availability of the underlying information relating to criminal records, the digitization of certain records, the evolving regulatory landscape in this area such as in the data privacy space may not detect all fraud or other conduct related to such background checks. Also, third-party service providers may fail to conduct such background checks adequately or disclose information that could be relevant to a determination of eligibility, and we do not run criminal background checks and other screening processes on third parties who may be present during a reservation made through our platform.

In addition, we do not undertake to independently verify the safety, suitability, location, quality, and compliance with applicable legal requirements, such as fire code compliance or the presence of carbon monoxide detectors, of all our listings and rental properties. We also do not undertake to independently verify the location, safety, or suitability of properties for individual guests, the suitability, qualifications, or credentials of landlords or agents, or the qualifications of individual tenants. We rely on landlords and tenants to disclose information related to their listings and properties and such information may be inaccurate or incomplete. Further, certain listings may pose heightened safety risks to individual users because safety and other quality control issues may not be reported to us or because our customer support team has not taken the requisite action based on our policies. We rely, at least in part, on reports of issues from landlords and tenants to investigate and enforce many of our policies and standards. In addition, our policies may not contemplate certain safety risks posed by listings or individual landlords and tenants or may not sufficiently address those risks.

We may also face civil litigation, regulatory investigations, and inquiries involving allegations of, among other things, unsafe or unsuitable listings, discriminatory policies, data processing, practices or behavior on and off our platform or by landlords, tenants, and third parties, general misrepresentations regarding the safety or accuracy of offerings on our platform, and other landlord, tenant, or third-party actions that are criminal, violent, inappropriate, dangerous, or fraudulent. While we recognize that we need to continue to build trust and invest in innovations that will support trust when it comes to our policies, tools, and procedures to protect landlords, tenants, and the communities in which our landlords and rental properties exist, we may not be successful in doing so. Similarly, listings that are inaccurate, of a lower-than-expected quality, or that do not comply with our policies may harm tenants and public perception of the quality and safety of listings on our platform and materially adversely affect our reputation, business, results of operations, and financial condition.

If we fail to comply with federal, state, and foreign laws relating to privacy and data protection, we may face potentially significant liability, negative publicity, an erosion of trust, and increased regulation which could materially adversely affect our business, results of operations, and financial condition.

Privacy and data protection laws, rules, and regulations are complex, and their interpretation is rapidly evolving, making implementation and enforcement, and thus compliance requirements, ambiguous, uncertain, and potentially inconsistent. Compliance with such laws may require changes to our data collection, use, transfer, disclosure, other processing, and certain other related business practices and may thereby increase compliance costs or have other material adverse effects on our business. As part of landlord and tenant registration and business processes, we collect and use personal data, such as names, dates of birth, email addresses, phone numbers, and identity verification information (for example, government issued identification or passport), as well as credit card or other financial information that landlords and tenants provide to us. The laws of many states and countries require businesses that maintain such personal data to implement reasonable measures to keep such information secure and otherwise restrict the ways in which such information can be collected and used. For example, the California Consumer Privacy Act (“CCPA”) took effect on January 1, 2020. The CCPA establishes a new privacy framework for covered businesses such as ours and may require us to modify our data processing practices and policies and incur compliance related costs and expenses. The law also prohibits covered businesses from discriminating against consumers (for example, charging more for services) for exercising any of their CCPA rights and imposes severe statutory damages as well as a private right of action for certain data breaches that result in the loss of personal information. In November 2020, California voters passed the California Privacy Rights and Enforcement Act of 2020 (“CPRA”), which further expands the CCPA with additional data privacy compliance requirements that may impact our business, and establishes a regulatory agency dedicated to enforcing those requirements.

Additionally, we are subject to laws, rules, and regulations regarding cross-border transfers of personal data, including laws relating to transfer of personal data outside the European Economic Area (“EEA”). Recent legal developments in Europe have created complexity and uncertainty regarding transfers of personal data from the EEA to the United States and other jurisdictions; for example, on July 16, 2020, the CJEU invalidated the EU-US Privacy Shield Framework (“Privacy Shield”) under which personal data could be transferred from the EEA to US entities that had self-certified under the Privacy Shield scheme. While the CJEU upheld the adequacy of the standard contractual clauses (a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism, and potential alternative to the Privacy Shield), it noted that reliance on them alone may not necessarily be sufficient in all circumstances; this has created uncertainty and increased the risk around our international operations.

These recent developments may require us to review and amend the legal mechanisms by which we make and, or, receive personal data transfers to the United States and other jurisdictions. As data protection regulators issue further guidance on personal data export mechanisms, and/or start taking enforcement action, we could suffer additional costs, complaints and/or regulatory investigations or fines, and/or if we are otherwise unable to transfer personal data between and among countries and regions in which we operate, it could affect the manner in which we provide our services, the geographical location or segregation of our relevant systems and operations, and could adversely affect our financial results.

We face possible risks associated with natural disasters and the physical effects of climate change, which may include more frequent or severe storms, hurricanes, flooding, rising sea levels, shortages of water, droughts and wildfires, any of which could have a material adverse effect on our business, results of operations, and financial condition.

We are subject to the risks associated with natural disasters and the physical effects of climate change, which may include more frequent or severe storms, hurricanes, flooding, rising sea levels, shortages of water, droughts, and wildfires, any of which could have a material adverse effect on our business, results of operations, and financial condition. To the extent climate change causes changes in weather patterns, our coastal destinations could experience increases in storm intensity and rising sea-levels causing damage to our properties and those of our landlords, and result in a reduced number of listings in these areas. Climate change may also affect our business by increasing the cost of, or making unavailable, property insurance on terms that we or our landlords find acceptable in areas most vulnerable to such events, increasing operating costs for our Company or our landlords, including the cost of water or energy, and requiring us or our landlords to expend funds to repair and protect properties in connection with such events. As a result of the foregoing and other climate-related issues, we may decide to remove our property rentals, and our landlords may decide to remove their listings, from our platform. If we are unable to provide property rentals in certain areas due to climate change, we may lose both landlords and tenants, which could have a material adverse effect on our business, results of operations, and financial condition.

We are subject to payment-related fraud and an increase in or failure to deal effectively with fraud, fraudulent activities, fictitious transactions, or illegal transactions would materially adversely affect our business, results of operations, and financial condition.

When landlords do not fulfill their obligations to tenants, there are fictitious listings on our platform, or there are landlord account takeovers, we may incur losses from claims by landlords and tenants, and these losses may be substantial. Such instances may lead to the reversal of payments received by us for such rentals, referred to as a “chargeback.” Our ability to detect and combat fraudulent schemes, which have become increasingly common and sophisticated, could be adversely impacted by the adoption of new payment methods, the emergence and innovation of new technology platforms, including mobile and other devices, and our growth in certain regions, including in regions with a history of elevated fraudulent activity. We expect that technically knowledgeable criminals will continue to attempt to circumvent our anti-fraud systems. In addition, the payment card networks have rules around acceptable chargeback ratios. If we are unable to effectively combat fictitious listings and fraudulent bookings on our platform, combat the use of fraudulent credit cards, or otherwise maintain or lower our current levels of chargebacks, we may be subject to fines and higher transaction fees or be unable to continue to accept card payments because payment card networks have revoked our access to their networks, any of which would materially adversely impact our business, results of operations, and financial condition.

Our payments platform is susceptible to potentially illegal or improper uses, including money laundering, transactions in violation of economic and trade sanctions, terrorist financing, fraudulent listings, landlord account takeovers, or the facilitation of other illegal activity. Use of our payments platform for illegal or improper uses has subjected us, and may subject us in the future, to claims, lawsuits, and government and regulatory investigations, inquiries, or requests, which could result in liability and reputational harm for us. We have taken measures to detect and reduce fraud and illegal activities, but these measures need to be continually improved and may add friction to our booking process. These measures may also not be effective against fraud and illegal activities, particularly new and continually evolving forms of circumvention. If these measures do not succeed in reducing fraud, our business, results of operations, and financial condition would be materially adversely affected.

We rely on third-party payment service providers to process payments made by tenants and payments made to landlords on our platform. If these third-party payment service providers become unavailable or we are subject to increased fees, our business, results of operations, and financial condition could be materially adversely affected.

We rely on a number of third-party payment service providers, including payment card networks, banks, payment processors, and payment gateways, to link us to payment card and bank clearing networks to process payments made by our tenants and to remit payments to landlords on our platform. We have agreements with these providers, some of whom are the sole providers of their particular service. If these companies become unwilling or unable to provide these services to us on acceptable terms or at all, our business may be disrupted, we would need to find an alternate payment service provider, and we may not be able to secure similar terms or replace such payment service provider in an acceptable time frame. If we are forced to migrate to other third-party payment service providers for any reason, the transition would require significant time and management resources, and may not be as effective, efficient, or well-received by our hosts and guests. Any of the foregoing could cause us to incur significant losses and, in certain cases, require us to make payments to hosts out of our funds, which could materially adversely affect our business, results of operations, and financial condition.

In addition, the software and services provided by our third-party payment service providers may fail to meet our expectations, contain errors or vulnerabilities, be compromised, or experience outages. Any of these risks could cause us to lose our ability to accept online payments or other payment transactions or make timely payments to hosts on our platform, which could make our platform less convenient and desirable to customers and adversely affect our ability to attract and retain hosts and guests.

Moreover, our agreements with payment service providers may allow these companies, under certain conditions, to hold an amount of our cash as a reserve. They may be entitled to a reserve or suspension of processing services upon the occurrence of specified events, including material adverse changes in our business, results of operations, and financial condition. An imposition of a reserve or suspension of processing services by one or more of our processing companies, could have a material adverse effect on our business, results of operations, and financial condition.

If we fail to invest adequate resources into the payment processing infrastructure on our platform, or if our investment efforts are unsuccessful or unreliable, our payments activities may not function properly or keep pace with competitive offerings, which could adversely impact their usage. Further, our ability to expand our payments activities into additional countries is dependent upon the third-party providers we use to support these activities. As we expand the availability of our payments activities to additional geographies or offer new payment methods to our landlords and tenants in the future, we may become subject to additional regulations and compliance requirements, and exposed to heightened fraud risk, which could lead to an increase in our operating expenses.

For certain payment methods, including credit and debit cards, we pay interchange and other fees, and such fees result in significant costs. Payment card network costs have increased, and may continue to increase in the future, the interchange fees and assessments that they charge for each transaction that accesses their networks and may impose special fees or assessments on any such transaction. Our payment card processors have the right to pass any increases in interchange fees and assessments on to us. Credit card transactions result in higher fees to us than transactions made through debit cards. Any material increases in interchange fees in the United States or other geographies, including as a result of changes in interchange fee limitations imposed by law in some geographies, or other network fees or assessments, or a shift from payment with debit cards to credit cards could increase our operating costs and materially adversely affect our business, results of operations, and financial condition.

We may be impacted by economic downturns in certain real estate markets in which we operate or by a prolonged global economic downturn.

The landlords and tenants that are the potential users of the Rentberry platform are affected by local, regional, national and international economic conditions and other events and occurrences that affect the market for rental properties. A protracted decline in economic conditions will cause downward pressure on Rentberry’s operating margins as a result of lower activity in the rental market. A prolonged downturn in one or more of the economies in the countries where Rentberry operates would result in reduced demand and will affect the ability of Rentberry’s platform to generate significant revenue.

Constant innovation and user engagement are not guaranteed.

Rentberry’s success depends on its continued innovation to provide new, and improve upon existing, products and services that make its platform useful for users. If Rentberry is unable to continue offering high-quality, innovative products and services, it may be unable to attract additional users or retain current users which could harm Rentberry’s business, results of operations and financial condition.

Even though Rentberry intends for the Rentberry platform to have certain features and specifications, Rentberry may make changes to such features and specifications, or even the fees it charges for those services and features, for any number of reasons at any time. These types of changes could impact Rentberry’s strategy for monetizing its platform. Rentberry’s success depends on its ability to continue to attract users to its platform and enhance their engagement with Rentberry’s products and services. A potential lack of use or public interest in the Rentberry platform or change in the legal and regulatory environment in real estate could negatively impact Rentberry’s business operations and revenue streams. For example, a change in local, state, federal or non-US laws may require Rentberry to change or discontinue certain services or features or even the amount that Rentberry can charge for those services and features, in which case Rentberry’s business, results of operations and financial condition may be adversely impacted. Rentberry may also find that its strategies for monetizing its platform do not successfully create enough revenue to support the platform and the Company may have to liquidate. If Rentberry is unable to adjust to such changes by implementing new strategies, including devising new services or features that monetize its platform, Rentberry’s business, results of operations, and financial conditions would be negatively impacted and could even result in dissolution or liquidation of Rentberry.

If we are unable to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products, we may not be able to maintain or increase our sales or achieve profitability.

We believe Rentberry has assembled a quality team to grow the Company. However, it is possible that the Company will not be able to successfully implement future components of the business model, such as integrating reviews and ratings on the platform, adding multi-language support and acquiring properties in various locations and generate sufficient income from them. If Rentberry is unable to operationalize these and others features, or the market does not respond positively to them, then the Rentberry platform may be at risk of failure despite any corrective actions we may take. Furthermore, as discussed above, Rentberry may make changes to the platform, including its features and services, for any number of reasons and customers may choose to no longer use our platform. Our success depends on our ability to timely identify and originate product trends as well as to anticipate and react to changing consumer demands.

We may not be able to maintain or establish relationships with brokers, agents, high-volume landlords or other partnerships which could limit the information and services we are able to provide to our users and impair our ability to attract and retain user.

Our ability to attract and retain users to our platform depends on providing timely access to comprehensive and accurate information regarding the residential rental market. To provide these listings we maintain relationships with real estate brokerages, real estate listing aggregators, multiple listing services, property management companies, third-party listing providers, homeowners and their real estate agents to include listing data in our services. Many of our agreements with real estate listing providers are agreements that may be cancelled at any time. Moreover, our competitors and other real estate websites have similar access to the providers and their information and may be able to source real estate information faster or more efficiently than we can. Another industry participant or group could create a new listings data service which could impact the relative quality or quantity of information of our listing providers. The loss of existing relationships with these providers, whether because of termination of agreements or otherwise, may result in changes to our rights to use or timely access listing data or an inability to continue to add new listing providers or changes to the way real estate information is shared, and may negatively impact our listing data quality. These events could lead to reduced user confidence in our rental data and decreased traffic and users on our platform which would negatively impact our business, results of operations and financial condition.

We operate in a highly competitive market and the size and resources of some of our competitors may allow them to compete more effectively than we can, resulting in a loss of our market share and a decrease in our net revenue.

Rentberry’s existing and potential competitors include, but are not limited to, companies that operate, or could develop, international, national and local real estate, rental mobile applications and websites. These companies could devote greater technical and other resources than Rentberry has available. Their size and resources would also give them an accelerated timeframe for deployment, and to leverage their existing user bases and proprietary technologies to provide products and services that users might view as superior to Rentberry’s offerings. Any of Rentberry’s future or existing competitors may introduce different solutions that attract users or provide solutions similar to Rentberry’s but with better branding or marketing resources. If Rentberry is not able to continue to attract users to its platform, Rentberry’s business, results of operations and financial condition would be harmed.

We have not yet identified the properties we intend to acquire.

The company has not yet acquired or definitively identified any assets for purchase. As a result, there is no information regarding the performance of particular assets that you can evaluate when determining whether to invest in the company, and investors will generally not have an opportunity to evaluate or to approve the company’s investments. You must rely solely on our Board with respect to the selection, amount, character of investment and economic merits of each potential investment. As a result, we may use the net proceeds from this offering to invest in investments with which you may not agree and would not support if you were evaluating the investment directly. The company may make investments in non-performing or other troubled assets that involve a significant degree of financial risk. In addition, because the company may acquire investments over an extended period of time, the company will be subject to the risks of adverse changes in long-term interest rates and in the real estate market generally. Additionally, because the company may only make a limited number of investments, poor performance by one or two of the investments could adversely affect the total returns to you.

We may not achieve our goals in acquiring properties suitable for the mid-term rental market at our target valuation.

For any number of reasons, we may not be able to acquire properties with the envisioned capitalization rate of 7% - 10%. Some of our competitors are more well-funded than us and may be willing to pay higher prices for certain properties that we may also want to purchase. Also, some of the properties we aim to purchase may be in real estate markets that have higher demand for fewer available properties which may limit our choices or preclude us from successfully obtaining any properties in that market. Additionally, the company may be unable to find a sufficient number of attractive opportunities to meet its objectives. If we cannot achieve our goals in acquiring properties suitable for the mid-term rental market at our target valuation, our revenue, results of operations and liquidity may be adversely impacted and possibly even force us to change our plans or even liquidate the Company.

We plan to purchase real estate, which is inherently risky.

The Company plans to purchase properties suitable for renting in the mid-term rental market in the United States, Europe and Asia. For more detail, see “Use of Proceeds” and “Plan of Operations.” The ability of the Company to achieve its objectives is dependent in large part upon the Company’s success in preserving and enhancing the values of its real estate assets. In the case of each property, the Company will be subject to the general risks of real property ownership, including, adverse local market conditions, financial conditions of tenants and buyers and sellers of properties, changes in availability of debt financing, real estate tax rates and other operating expenses, environmental laws and other governmental rules and fiscal policies, changes in the relative popularity of properties, dependence on cash flow, uninsurable losses and other factors which are beyond the control of the Company. In addition, the real estate industry as a whole is affected from time to time by economic and other conditions beyond its control which might have an adverse effect upon the Company and its business, including national and international economic conditions, interest rate levels, and energy prices.

If the Company purchases properties that fail to generate sufficient revenue from rentals for any reason, the Company may be required to sell these properties at a loss. Furthermore, if the Company purchases a property in a market that deteriorates after that purchase, the Company may be required to sell that property at a loss. Any time the Company is required to sell properties at a loss it may have a material adverse impact on its business, results of operations and financial condition.

We may utilize mortgages and indebtedness/additional capital and therefore you will be subject to risks associated with debt financing.

The Company anticipates that it may use mortgage financing to acquire some or all of the properties. As a result, the Company’s business is subject to the risks normally associated with debt financing, including the risk that the cash receipts from the operation of a property are insufficient to meet the principal and interest payments on such debt. If the Company fails to make payments as due on a mortgage, the lender could declare that mortgage in default and institute foreclosure proceedings against the property and, possibly, other properties owned by the company to the extent any loans have been cross-collateralized.

The Company could be adversely affected by rising interest rates.

If the Company uses debt, including mortgage debt, to purchase rental properties its financial results may be adversely affected by rising interest rates. Increases in interest rates would increase the Company’s interest expense, which could adversely affect the Company’s cash flow and the Company’s ability to service its debt. In addition, increases in costs of financing may lessen the appeal of some development or acquisition opportunities to the Company. In addition to negatively impacting the Company’s cash flow, the Company’s revenues and results of operations may be affected and cause the Company to have losses or even liquidate.

The financial covenants in any loans may limit the Company’s flexibility and ability to pay cash flow.

If the Company uses debt to fund its rental property purchases, those debts may include financial and other covenants which could limit the Company’s flexibility in its operations, and breaches of these covenants could result in defaults under the credit facility even if the Company has satisfied its payment obligations.

The Company does not yet have any commitments for lines of credit or other loan facilities.

No assurances can be given that the Company will be able to obtain the anticipated debt facilities in the required amounts or obtain alternative financing. In the absence of such debt facilities, the Company may not be able to obtain the rental properties it seeks. Furthermore, if the Company is unable to obtain lines of credit or other loan facilities on favorable terms, or at all, it may be required to use capital for funding operations and working capital instead of acquiring rental properties.

We may not be able to lease the properties as anticipated.

The success of the Company’s properties will be largely dependent upon the ability of the Company and/or its leasing and rental agents (whether or not such leasing and rental agents are affiliated with the Company) to timely lease the properties on favorable terms. A property may incur a vacancy either by the continued default of tenants under leases, the expiration of a lease or the termination by the tenant of a lease. The Company may be unable to renew leases or relet space and if such vacancies continue for a long period of time, the Company may suffer reduced revenues resulting in less cash available for working capital, funding operations, maintaining rental properties, or acquiring additional rental properties. In addition, because a property’s market value depends principally upon the value of the property’s current and future leases, the resale value of properties with high or prolonged vacancies could suffer, which could further reduce or eliminate any return on your investment.

Tenant defaults could negatively impact our expected revenues.

At any time, any of the Company’s tenants may fail to make rental payments when due, decline to extend a lease upon its expiration, become insolvent or declare bankruptcy. Tenant defaults may adversely affect the Company’s results of operations, including revenue and cash flow. Company’s revenue, results of operations and cash flow would be adversely affected if tenants are unable to meet their obligations to the Company. In the event of default by tenants, the Company may experience delays and incur substantial costs in enforcing the Company’s rights as landlord. Upon a default, the Company may not be able to relet the space or to relet the space on terms that are as favorable to the Company as the defaulted lease, which could adversely affect the Company’s financial results. Further, a tenant may elect to remain in a property after defaulting on the terms of their lease, and the Company may need to take legal and other actions in order to prepare the property to be relet.

The Company is subject to risk related to development and re-development of properties.

The Company may engage in real estate development and/or re-development with respect to the rental properties it acquires. To the extent that the Company invests in such development activities, it will be subject to the risks normally associated with such activities. Such risks include, without limitation, risks relating to the availability and timely receipt of zoning and other regulatory approvals, the cost and timely completion of construction (including risks beyond the control of the Company, such as weather or labor conditions or material shortages), general market and lease-up risk, and the availability of both construction and permanent financing on favorable terms. These risks could result in substantial unanticipated delays or expenses and, under certain circumstances, could prevent completion of development activities once undertaken, any of which could have an adverse effect on the financial condition and results of operations of the Company.

Changes in property taxes could impact our revenues.

Each of the Company’s properties will be subject to real property taxes. These taxes on the Company’s properties may increase as tax rates change and as the properties are assessed or reassessed by taxing authorities. Many states and localities are considering increases in their income and/or property tax rates (or increases in the assessments of real estate) to cover revenue shortfalls. If property taxes increase, it may adversely affect the Company’s financial results.

As a property owner, the Company will be subject to environmental risks.

Ownership of properties involves environmental risks. Federal, state and local laws and regulations to protect the environment may require a current or previous owner or operator of real estate to investigate and clean up hazardous or toxic substances or petroleum product releases at such property. The owner or operator may have to pay a governmental entity or third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with the contamination. These laws typically impose clean-up responsibility and liability without regard to whether the owner or operator knew of or caused the presence of the contaminants. Even if more than one person may have been responsible for the contamination, each person covered by the environmental laws may be held responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages and costs resulting from environmental contamination arising from that site. Insurance for such matters may not be available. Additionally, new or modified environmental regulations could develop in a manner which could adversely affect the company.

Environmental laws also govern the presence, maintenance and removal of asbestos. Such laws require that owners or operators of buildings containing asbestos (i) properly manage and maintain the asbestos, (ii) notify and train those who may come into contact with asbestos and (iii) undertake special precautions, including removal or other abatement, if asbestos would be disturbed during renovation or demolition of a building. Such laws may impose fines and penalties on building owners or operators who fail to comply with these requirements. These laws may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos fibers.

Failure by the Company to uncover and adequately protect against environmental issues in connection with a rental property may subject the Company to liability as owner of such property.

We may need to modify our properties to comply with state and federal laws including the Americans with Disabilities Act.

The Company’s properties may be subject to the Americans with Disabilities Act (the “ADA”). The ADA has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services be made accessible and available to people with disabilities. The ADA’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. The Company will attempt to place the burden on sellers or other third parties, such as a tenant, to ensure compliance with the ADA. However, no assurance can be given that the Company will be able to allocate responsibilities in this manner. If the Company cannot, its cash resources used for ADA compliance will reduce cash available for working capital, funding operations, maintaining properties or acquiring new properties. In addition, the Company will be required to operate its properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to the Company’s properties. The Company may be required to make substantial capital expenditures to comply with those requirements.

We depend on our consultants who are subject to non-disclosure and confidentiality agreements.

Rentberry may rely on third parties to develop and build out the platform. Rentberry may be unable to retain third parties with the requisite expertise, and those it does retain may not adequately perform their obligations under an agreement with Rentberry. In certain cases, the Company may rely on trade secrets to protect intellectual property, proprietary technology and processes, which the company has acquired, developed or may develop in the future. There can be no assurances that secrecy obligations will be honored or that others will not independently develop similar or superior products or technology. The protection of intellectual property and/or proprietary technology through claims of trade secret status has been the subject of increasing claims and litigation by various companies both in order to protect proprietary rights as well as for competitive reasons even where proprietary claims are unsubstantiated. The prosecution of proprietary claims or the defense of such claims is costly and uncertain given the uncertainty and rapid development of the principles of law pertaining to this area. The company, in common with other firms, may also be subject to claims by other parties with regard to the use of intellectual property, technology information and data, which may be deemed proprietary to others.

Our future success depends on our key executive officers and our ability to attract, retain, and motivate qualified personnel.

Our future success largely depends upon the continued services of our executive officers and management team, especially our Chief Executive Officer, Oleksiy Lyubynskyy, our Chief Technology Officer, Denys Golubovskyi, our Head of Design, Oleksandr Kotovskov, our Chief Marketing Officer, Oleksii Humeniuk, and our Director of Engineering, Yevhen Terentiev. If one or more of our executive officers or significant employees becomes unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. Moreover, we may incur additional expenses to recruit and retain new executive officers. If any of our executive officers joins a competitor or forms a competing company, we may lose some or all of our customers. Finally, we do not maintain “key person” life insurance on any of our executive officers. Because of these factors, the loss of the services of any of these key persons could adversely affect our business, financial condition, and results of operations, and thereby an investment in our stock.

Risks Concerning Cybersecurity and Intellectual Property

Rentberry and its subsidiaries are vulnerable to hackers and cyberattacks.

As an internet-based business, we may be vulnerable to hackers who may access the data of our customers. Further, any significant disruption in service on the Rentberry platform or in its computer systems could reduce the attractiveness of the Rentberry platform and result in a loss of landlords and tenants, as well as third party providers who offer add-on products and services on the Rentberry platform. If our systems and network infrastructure cannot be expanded or are not scaled to cope with increased demand or fail to perform, we could experience unanticipated disruptions in service, slower response times, decreased customer satisfaction, and delays in the introduction of new offerings and tiers. Any disruptions of services or cyber-attacks could harm our reputation and materially negatively impact our financial condition and business.

We expend financial resources to protect against such threats and may be required to further expend financial resources to alleviate problems caused by physical, electronic, and cyber security breaches. As techniques used to breach security are growing in frequency and sophistication and are generally not recognized until launched against a target, regardless of our expenditures and protection efforts, we may not be able to implement security measures in a timely manner or, if and when implemented, these measures could be circumvented. Any breaches that may occur could expose us to increased risk of lawsuits, loss of existing or potential future customers, harm to our reputation and increases in our security costs, which could have a material adverse effect on our financial performance and operating results.

In the event of a breach resulting in loss of data, such as personally identifiable information or other such data protected by data privacy or other laws, we may be liable for damages, fines and penalties for such losses under applicable regulatory frameworks despite not handling the data. Further, the regulatory framework around data custody, data privacy and breaches vary by jurisdiction and is an evolving area of law. We may not be able to limit our liability or damages in the event of such a loss.

Organizations face growing regulatory and compliance requirements.

New and evolving regulations and compliance standards for cyber security, data protection, privacy, and internal IT controls are often created in response to the tide of cyber-attacks and will increasingly impact organizations. Existing regulatory standards require that organizations implement internal controls for user access to applications and data. In addition, data breaches are driving a new wave of regulation with stricter enforcement and higher penalties. Regulatory and policy-driven obligations require expensive and time-consuming compliance measures. The fear of non-compliance, failed audits, and material findings has pushed organizations to spend more to ensure they are in compliance, often resulting in costly, one-off implementations to mitigate potential fines or reputational damage. Any substantial costs associated with failing to meet regulatory requirements, combined with the risk of fallout from security breaches, could have a material adverse effect on our business and brand.

We are subject to multiple risks related to the ACH, credit card and debit card payments we accept.

In connection with ACH, credit and debit card sales, we transmit confidential information and depend on our vendors to complete ACH, credit and debit card transactions, both for payments owed to Rentberry and payments to third parties, such as payments made by renters to landlords in our rental payment’s product. If we or our processing vendors fail to maintain adequate systems for the authorization and processing of ACH and credit card transactions, it could cause one or more of these providers to disallow our continued use their payment products. In addition, if these systems fail to work properly and we do not charge our customers’ credit cards or withdrawals from their bank accounts on a timely basis or at all, our business, revenue, results of operations and financial condition could be harmed.

The payment methods that we offer also subject us to potential fraud and theft by criminals, who use increasingly sophisticated ways to obtain unauthorized access to, or exploit systemic weaknesses in, payment systems. Third parties may have the technology or know-how to breach the security of the customer information transmitted in connection with credit and debit card sales, and our security measures and those of our technology vendors may not effectively prohibit others from obtaining improper access to this information. If a person were able to circumvent these security measures, he or she could destroy or steal valuable information or disrupt our and our franchisees’ operations. Any security breach could expose us to risks of data loss and liability and could seriously disrupt our operations and any resulting negative publicity could significantly harm our reputation. We may also be subject to lawsuits or other proceedings in the future relating to these types of incidents. Proceedings related to theft of credit and debit card information may be brought by payment card providers, banks, and credit unions that issue cards, cardholders (either individually or as part of a class action lawsuit), and federal and state regulators. Any such proceedings could harm our reputation, distract our management team members from running our business and cause us to incur significant unplanned liabilities, losses and expenses.

If we are unable to protect our intellectual property rights, our financial results may be negatively impacted.

Our success depends in large part on our patents, copyrights, domain names, and social media handles, which are valuable assets that serve to differentiate us from our competitors. We currently rely on a combination of copyright, trademark, patent, trade dress and unfair competition laws to establish and protect our intellectual property rights. We cannot assure you that the steps taken by us to protect our proprietary rights will be adequate to prevent infringement of our trademarks and proprietary rights by others, including imitation and misappropriation of our brand. We cannot assure you that obstacles will not arise as we expand our product lines and geographic scope. The unauthorized use or misappropriation of our intellectual property could damage our brand identity and the goodwill we created for our Company, which could cause our sales to decline. Moreover, litigation may be necessary to protect or enforce these intellectual property rights, which could result in substantial costs and diversion of our resources, causing a material adverse effect on our business, financial condition, results of operations or cash flows.

The cost of enforcing our patents and trademarks could prevent us from enforcing them.

Patent, trademark and copyright litigation has become extremely expensive. Even if we believe that a competitor is infringing on one or more of our patents, we might choose not to file suit because we lack the cash to successfully prosecute a multi-year litigation with an uncertain outcome. We may also choose not to litigate because we believe that the cost of enforcing our patent(s) outweighs the value of winning the suit in light of the risks and consequences of losing it, or for some other reason. Choosing not to enforce our patent(s) could have adverse consequences for the Company, including undermining the credibility of our intellectual property, reducing our ability to enter into licensing agreements, and weakening our attempts to prevent competitors from entering the market. As a result, if we are unable to enforce our patents(s) because of the cost of enforcement, your investment in the Company could be significantly and adversely affected.

We may be subject to liability if we infringe upon the intellectual property rights of third parties.

We may be subject to liability if we infringe upon the intellectual property rights of third parties. If we were to be found liable for any such infringement, we could be required to pay substantial damages and could be subject to injunctions preventing further infringement. Such infringement claims could harm our brand image. In addition, any payments we are required to make, and any injunction with which we are required to comply as a result of such infringement actions could adversely affect our financial results.

Risks Related to the Company’s Securities and this Offering

Certain investors are entitled to pay a lower price for our Common Stock.

We are offering shares of our Common Stock at a per share price of $0.90 ($0.87 offering price + $0.03 StartEngine commission). As described in “Plan of Distribution -- Bonus Shares; Discounted Price for Certain Investors,” investors in this Offering are entitled to receive additional shares of Common Stock (effectively a discount) based on either (i) their status (e.g., they are a current shareholder or investor in the Company, they are members of the StartEngine OWNers bonus program (“StartEngine OWNers”), or they have indicated their interest in our offering) or on the (ii) the amount invested in this Offering. These investors will receive, as part of their investment, additional shares for their shares purchased (“Bonus Shares”) up to 20% of their investment depending on their status and/or the amount invested. For instance, an investor entitled to the highest bracket of Bonus Shares (20%), will have an effective share price of $0.75 per share. Consequently, the value of shares of investors who pay the full price or are entitled to a smaller amount of Bonus Shares in this Offering will be immediately diluted by investments made by investors entitled to the discount, who will pay less for their stake in the Company.

We are offering rewards and perks to certain investors as part of this Offering and our monetization strategy, but those perks may be impacted or lost if the Company changes its business model, services and functionality on the platform.

The Company currently offer certain customers rewards and perks free of charge in an effort to attract investors. For example, an investor who also has a membership with the Rentberry platform may access free of charge certain services or functions that normally require a fee and/or receive discounted rental price on properties owned/exclusively managed by Rentberry. At some point, however, Rentberry may abandon platform memberships or stop offering rental price discounts or certain services and functions on the platform free of charge to these investors, in which case we may lose customers due to our change of strategy. These types of decisions may impact the financial plan and projections that were stated earlier by the management. Moreover, the Company may change its financial monetization strategy in the future that can drastically impact financial projections. For example, the Company may elect for a longer period to offer free services in order to attract more customers/users. Such decisions may impact the financial plan and projections that were stated earlier by the management.

We expect to raise additional capital through offerings of equity and convertible securities and to provide our employees with equity incentives. Therefore, your ownership interest in the Company is likely to continue to be diluted.

Our current strategic initiatives require substantial capital. We may seek to raise any necessary additional funds through equity or debt financings or other sources that may be dilutive to existing stockholders. The Company may offer additional shares of its Common Stock and/or other classes of equity or debt that convert into shares of Common Stock, any of which offerings would dilute the ownership percentage of investors in this Offering. Also, we may in the future adopt an employee equity incentive plan, which may also cause dilution to your investment. Further, we have outstanding SAFE Notes, which could dilute the value of your shares in this offering if we sell $5,000,000 in shares in this offering or in a future offering. See “Dilution.”

Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

Investors in this Offering have the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by your credit card company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the shares you buy and would be in addition to the StartEngine Primary processing fee. See “Plan of Distribution.” The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g., minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, as in this Offering, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your investment.

The Commission’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018 entitled: Credit Cards and Investments – A Risky Combination, which explains these and other risks you may want to consider before using a credit card to pay for your investment.

Any valuation at this stage is difficult to assess.

The valuation for the Offering was established by the Company. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially startups, is difficult to assess and you may risk overpaying for your investment.

There is no minimum amount set as a condition to closing this Offering.

Because this is a “best efforts” offering with no minimum, we will have access to any funds tendered. This might mean that any investment made could be the only investment in this Offering, leaving the Company without adequate capital to pursue its business plan or even to cover the expenses of this Offering.

This Offering involves “rolling closings,” which may mean that earlier investors may not have the benefit of information that later investors have.

We may conduct closings on funds tendered in the Offering at any time. At that point, investors whose subscription agreements have been accepted will become our shareholders. We may file supplements to our Offering Circular reflecting material changes and investors whose subscriptions have not yet been accepted will have the benefit of that additional information. These investors may withdraw their subscriptions and get their money back. Investors whose subscriptions have already been accepted, however, will already be our shareholders and will have no such right.

If Rentberry runs out of cash and is not able to successfully monetize the platform and/or raise additional capital, it may need to liquidate the business.

There is no assurance that a purchaser will realize a return on its investment or that it will not lose its entire investment. We are dependent on our ability to raise additional funds until we generate sufficient revenue to cover our operating costs and other working capital needs. If we are unable to raise enough capital, we may not be able to complete the monetization of the platform. Even if we complete the process of monetizing the platform, we may still not generate enough revenue to continue operations without seeking additional financing. If we run out of cash and financing options, we may need to liquidate the Company. For this reason, each purchaser should read this Offering Circular and all Exhibits carefully and should consult with its own attorney and business advisor prior to making any investment decision.

Our management has discretion as to use of proceeds.

The net proceeds from this Offering will be used for the purposes described under “Use of Proceeds.” The Company reserves the right to use the funds obtained from this Offering for other similar purposes not presently contemplated which it deems to be in the best interests of the company and its investors in order to address changed circumstances or opportunities. As a result of the foregoing, the success of the Company will be substantially dependent upon the discretion and judgment of management with respect to application and allocation of the net proceeds of this Offering. Investors for the Common Stock hereby will be entrusting their funds to the Company’s management, upon whose judgment and discretion the investors must depend.

The Subscription Agreement and the Stockholders’ Agreement each have a forum selection provision that requires disputes to be resolved in state or federal courts in the State of Delaware, regardless of convenience or cost to you, the investor.

In order to invest in this Offering, investors agree to resolve disputes arising under the Subscription Agreement, the Stockholders’ Agreement (together “the Agreements”), or our second amended and restated certificate of incorporation in state or federal courts located in the State of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon the Agreements. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. You will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder. This forum selection provision may limit your ability to obtain a favorable judicial forum for disputes with us. Alternatively, if a court were to find the provision inapplicable to, or unenforceable in an action, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

Investors in this Offering may not be entitled to a jury trial with respect to claims arising under the Subscription Agreement or the Stockholders’ Agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreements.

Investors in this Offering will be bound by the Subscription Agreement and the Stockholders’ Agreement (together “the Agreements”), each of which includes a provision under which investors waive the right to a jury trial of any claim they may have against the Company arising out of or relating to the Agreements, including any claims made under the federal securities laws. By signing the Agreements, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Delaware, which governs both of the Agreements, by a federal or state court in the State of Delaware. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the Subscription Agreement and the Stockholders’ Agreement. You should consult legal counsel regarding the jury waiver provision before entering into the Agreements.

If you bring a claim against the Company in connection with matters arising under the Agreements, including claims under the federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the Company. If a lawsuit is brought against the Company under the Agreements, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if the jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the Agreements with a jury trial. No condition, stipulation or provision of either of the Agreements serves as a waiver by any holder of the Company’s securities or by the Company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when the shares are transferred, the transferee is required to agree to all the same conditions, obligations and restrictions applicable to the shares or to the transferor with regard to ownership of the shares, that were in effect immediately prior to the transfer of the shares, including but not limited to the Subscription Agreement and the Stockholders’ Agreement.

The Company’s Board of Directors may require stockholders to participate in certain future events, including our sale or the sale of a significant amount of our assets.

Our stockholders will be subject to a drag-along provision related to the sale of the Company. If the Board of Directors receives and accepts a bona fide written offer to engage in a sale of the Company, or agrees to a liquidation or winding down of the Company, in one transaction or a series of related transactions, stockholders will be required to sell their shares at the Drag-Along Price or otherwise participate in the Drag-Along Transaction even if they don’t want to sell their shares at that price or participate in the Drag-Along Transaction. See “Securities Being Offered – Common Stock – Stockholders’ Agreement – Drag-Along Rights,” below or Section 3 of Rentberry’s Stockholders’ Agreement, filed as Exhibit 5.3 to the Offering Statement of which this Offering Circular forms a part. Specifically, investors will be forced to sell their stock in that transaction regardless of whether they believe the transaction is the best or highest value for their shares, and regardless of whether they believe the transaction is in their best interests.

There is no current market for our Common Stock, so you may not be able to sell yours shares.

There is no formal marketplace for the resale of the Company’s Common Stock and the Company currently has no plans to list any of its shares on any over-the-counter (OTC), or similar, exchange. These securities are illiquid and there will not be an official current price for them, as there would be if the Company were a publicly traded company with a listing on a stock exchange. Investors should assume that they may not be able to liquidate their investment for some time or be able to pledge their shares as collateral. Since the Company has not established a trading forum for the Common Stock, there will be no easy way to know what the Common Stock is “worth” at any time. Moreover, the Company may never undergo a liquidity event such as a sale of the Company or an IPO. If such a liquidity event does not occur, investor could be left holding their shares until the Company runs out of capital and liquidates.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table demonstrates the price that new investors are paying for their shares with the effective cash price paid by existing stockholders, after giving effect to the corporate reorganization. This method gives investors a better picture of what they will pay for their investment compared to the company’s insiders than just including such transactions for the last 12 months, which is what the SEC requires.

Since its inception August 28, 2015, the officers, directors and affiliated persons of the Company have paid an aggregate average price of $0.0001 per share of Common Stock in comparison to the offering price of $0.87 per share of Common Stock in this Offering.

Class of Security	Date Issued	Number of Shares Issued	Potential Shares (# of shares upon conversion or exercise)	Total Issued and Potential Shares	Effective Cash Price per Share at Issuance or Potential Conversion
Common Stock	2015-2020	19,687,337	9,092,177	28,779,514	$.0001
Common Stock (1)	2021	-	1,364,943	1,364,943	$.696
Investors in this offering, assuming $12,000,000 raised (2) (3)	2021	-	13,793,103	13,793,103	$.87
Total after inclusion of this offering		19,687,337	22,885,280	37,871,691

(1)	Assumes the conversion of $950,000 in SAFE Notes (“2021 SAFE Notes”) sold in March 2021 at a 20% discount to the price in this Offering.

(2)	Does not reflect processing fees.

(3)	Does not include shares issuable to StartEngine Primary, LLC as consideration for this Offering, as well as Bonus Shares, as the final number of Bonus Shares to be issued is not known.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares in the future. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g., convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early-stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2019 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

●	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

●	In June 2020 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

USE OF PROCEEDS

The net proceeds of a fully subscribed Offering to the issuer, after total offering expenses, and commissions will be approximately $11,372,000 after deducting estimated offering expenses of approximately $628,000, including approximately $100,000 in marketing expenses which amount may vary depending upon the success of the Offering.

The following table breaks down the use of proceeds into different categories under various funding scenarios as follows:

	25% of Maximum Offering Amount	50% of Maximum Offering Amount	75% of Maximum Offering Amount	Maximum Offering Amount
Gross Proceeds to the Company (1)	$3,000,000	$6,000,000	$9,000,000	$12,000,000
Estimated offering fees and expenses	$313,000	$418,000	$523,000	$628,000
Net Proceeds	$2,687,000	$5,582,000	$8,477,000	$11,372,000
IT Development	$2,087,000	$2,282,000	$3,077,000	$3,272,000
Acquiring Properties (2)	$0	$2,600,000	$4,600,000	$7,200,000
Marketing and Sales	$400,000	$500,000	$600,000	$700,000
Administration and Operating Expenses	$200,000	$200,000	$200,000	$200,000

(1)	Does not reflect processing fees.

(2)	Properties include already developed real estate, such as homes, condos, etc. and land for future development of real estate.

Because the Offering is a “best efforts” offering, we may close the Offering without sufficient funds for all the intended purposes set out above, or even to cover the costs of this Offering. In this event, the use of proceeds will be adjusted by management based on the amount raised.

THE COMPANY’S BUSINESS

Rentberry was destined to be created after the founders spent almost a month searching for rental properties in San Francisco, California. They experienced the frustration involved with submitting rental applications, enduring bidding wars with other prospective tenants and going through uncomfortable face-to-face negotiations with landlords. They consistently lost apartments to other applicants because of the lack of transparency in the rental process as they had no idea if there were other applicants who were willing to offer more than the original asking price established by landlords.

Moreover, once they rented an apartment, they had to freeze thousands of dollars for a rental security deposit even though they had excellent credit reports, employment histories and references.

The time-consuming, costly and unnerving process of finding an apartment made them question the efficiency of the traditional long-term rental process. Having lived and worked on different continents and having investors from various countries, they know firsthand that the same problems with long-term rentals exist not just in the United States but at an international level. Classified websites (such as Craigslist, Zillow, etc.) offer no real value to users other than pictures and descriptions of the properties. Rentberry, however, has developed a fully closed-loop home rental ecosystem that offers full transparency, ability to save on rental security deposits and allows for all the rental tasks to be completed in one place.

Overview

Rentberry Inc. was incorporated under the laws of the State of Delaware on August 28, 2015 and has headquarters in San Francisco, California. The Company develops technology platforms aimed at disrupting the residential, commercial and senior housing rental markets. The Company has developed several platforms under different brand names: “Rentberry,” “Floorly,” and “Happy Seniors.” The Company’s main platform, Rentberry, is a home rental solution designed to make the rental process less costly, more convenient and secure. In addition, the Company owns other platforms through its two subsidiaries:

●	Floorly, Inc. (“Floorly”), which is 99% owned by the Company, was incorporated under the laws of the State of Delaware on January 13, 2020, with the intent of taking Rentberry’s platform and applying it to the commercial real estate market. The release of Floorly is postponed until the end of 2021 due to COVID-19 pandemic.

●	Happy Seniors, Inc. (“Happy Seniors”), which is 100% owned by the Company, was incorporated under the laws of the State of Delaware on February 25, 2020 with the intent of taking Rentberry’s platform and applying it to the senior housing market.

In its next phase, the Company plans to develop a new type of mid-term residential rental market. As part of this plan, the Company plans to acquire real estate (properties and land) throughout the United States, Europe and Asia to serve as mid-term rental properties exclusively on the Rentberry platform. Tenants will be able to stay between 3 months to 12 months at fully furnished properties with no security deposits. The Company also plans to onboard homeowners and manage properties on their behalf and exclusively rent them via Rentberry platform. This way, Rentberry, will establish a new trend that will allow people to live and work from home at various locations in what we believe will be a much cost-efficient way than renting AirBnb/hotel and without entering into long term contracts and freezing thousands in security deposits. This new trend will be called “Flexible Living”.

Rentberry through technology is on track to reduce traditional frustrations, scam rates, time delays, and friction points in the rental process to benefit both tenants and landlords. And most importantly, Rentberry will also help unfreeze millions of dollars tied up rental security deposits.

Although the costs and characteristics of housing vary across the world, residents of many countries experience the same problems in the home rental space. Rentberry’s mission is to offer a solution that will be equally efficient for residents across international borders.

Principal Products and Services

The Company has developed IT solutions for residential and senior homes markets:

●	Rentberry, our flagship platform, aimed at the home rental market; and

●	Happy Seniors, a platform focused on the senior housing market.

Also, the Company plans to enter the property management segment via acquisition of properties and onboarding of homeowners. The properties that the Company will acquire will be exclusively rented via the Rentberry platform. This way Rentberry will have a closed rental cycle where it will own and exclusively manage properties and rent them out via its IT infrastructure – rentberry.com platform.

Rentberry Platform

Rentberry platform offers landlords and tenants a contact-free, transparent and automated means of renting properties that includes an auction component. We believe the current method of comparing rents between nearby homes and apartments is time consuming and does not help landlords price properties for rent with accuracy. Rentberry creates a transparent and accurate way for tenants and landlords to agree on rent and security deposits by allowing tenants to negotiate rental terms directly through Rentberry platform. Rentberry also streamlines the rental process by allowing tenants to complete their applications online, provide financial and other relevant information to potential landlords across our platform, and e-Sign rental agreements. Rentberry also feature a rent payment tool and communication tools for requesting and scheduling tours and maintenance requests. We also recently added a feature that allows for prospective tenants to take virtual tours using our 360/VR capability and to purchase renter’s insurance through Rentberry platform.

Some of the automation includes:

●	Searching properties globally;

●	Performing virtual tours;

●	Submission of offers utilizing auctioning technology;

●	Screening tenants;

●	Selecting the best and/or most suitable candidates;

●	Negotiating the terms;

●	Saving on rental security deposits;

●	E-signing contracts;

●	Paying rent online;

●	Promoting and syndicating listings;

●	Submitting maintenance requests;

●	Storing all the data and signed contracts online, and;

●	Enabling landlords to stay connected with tenants.

On our Rentberry platform, we have listings in over 40 countries and in more than 20,000 cities across the United States. As of December 31, 2020, Rentberry’s platform currently hosts more than 3,000,000 properties and has 457,724 monthly active users (“MAU”). The MAU is defined by Google Analytics as people who perform any action on the Rentberry web platform and iOS/Android mobile apps, such as property search, submission of applications, performing credit checks, etc. We obtain listings directly from the landlords and homeowners and through our agreements with real estate companies. We currently have partnered with 51 leading real estate companies around the world. We aim to grow our network of partnerships to more than 100 companies in 2021.

We have seen increased traffic on our platform with the number active users increasing dramatically during the first half of 2020 to 1,435,107 from 675,252 in the first half of 2019, a 107% increase.

The Company has also already successfully tested its monetization channels for the Rentberry platform. Throughout 2021 and 2022, the Company plans to start fully monetizing Rentberry platform and its functionality. Moreover, we plan to start onboarding enterprise customers to begin using the Happy Seniors platform as beta testing. We also expect to begin offering third party services related to rentals through our platforms. We remain in the early stages of our development and our activities are subject to significant risks and uncertainties, including the ability to secure additional funding to continue to develop and improve the platforms that will attract users.

We aim to keep our landlords and tenants engaged on our platforms. By allowing document storage, centering rent payment, maintenance requests and other service communications on Rentberry, both landlords and tenants will continue to visit our platform.

We have successfully finished testing various monetization channels and plan to start monetizing our platform in a number of ways. First, we would collect fees based on traditional steps in the rental market, but due to automation that we provide, at significantly reduced rates. For example, we anticipate collecting a fee for each tenant application, but instead of the typical $75-$100 fee, Rentberry would charge a fee of $20 - $30. Other fees we anticipate collecting include fees for promoting properties on the platform ($50 for a thirty days promotion per property), monthly access fees to be paid by landlords, property management companies, agents/brokers ($25-$50 for thirty-day access), as well as advertising fees from Google AdSense. Concurrent with the collection of fees, we have begun offering third party services on our platform. We recently entered into an agreement with Sure, Inc., for the provision of insurance products for both landlords and tenants through our platforms. We anticipate collecting a fee from those sales as well. In addition, we plan to monetize referrals and leads. As we know the duration of the rental agreements, we plan sell the leads to the moving companies (expected rate $5-$7 per non-exclusive lead), as well as selling referrals to the local businesses/credit card companies (who will be able to target our members with promotions and credit card offers).

Virtual Tour
Tenant Screening
Complete Application Process
Service Providers
Rent Negotiation
Online Data Storage
Lease eSign
Property Promotion
Rental Payments
All-in-one Rental Ecosystem
Rentberry Platform
Convenience
Efficiency
Security
Automation

Rentberry Platform Benefits

Focused Property Search

Tenants display filtered results with a detailed analysis of key information relating to each listed property. This includes:

●	Seamless searches for properties in the desired area using extensive filtering capability (e.g., size, price, preferred amenities, etc.);

●	Online scheduling of open-house visits in order to see the properties and meet the landlords; and

●	An internal and secure communication system that allows potential tenants to contact landlords without bothering them with phone calls and/or emails.

Property Marketing & Syndication

Landlords have the ability to list any property on the platform with a specified asking price and include detailed information on the given rental unit. Landlords can promote listings on rentberry.com or syndicate to additional rental sites for increased reach and visibility.

Transparent Application Process

Incomplete or less than desired credit profiles indicate that the rental application can be denied or putting down a higher security deposit can be required. That is why Rentberry has developed a transparent rental application functionality to benefit tenants and landlords. Tenants are able to submit applications online without bothering landlords and mailing/emailing confidential information (e.g., SSN, passport numbers, bank account information, etc.). During this process, tenants are able to:

●	Analyze demand for the property and relevant information in offers submitted by other applicants;

●	Customize offers in real-time based on demand thus increasing the chances of securing the property using our proprietary auctioning technology; and

●	Negotiate pricing factors (e.g., rent, security deposits, lease duration).

Auctioning Technology

All rental applications are collected in a user-friendly format with the option to accept or reject any application with a single click. Rentberry’s auctioning technology ensures transparency and fair competition, and ensures that landlords are able to:

●	Reduce vacancy rates by seamlessly addressing pricing in depressed market conditions;

●	Capitalize on hot markets by extracting the most value from their properties; and

●	Select tenants based on data points beyond the amount they are willing to pay.

The Rentberry auctioning technology is part of what we believe to be one of the platform’s unique value propositions.

The Auctioning Technology’s core purpose is to ensure that landlords price their properties optimally in both hot and slow markets, while potential tenants are afforded complete visibility on competing offers and offered the ability to seamlessly negotiate rental terms online.

Online Rent Collection

Rentberry allows tenants to make their rental payments on the platform. This means no more bounced checks, unrecorded cash transactions, or long wait times for receiving payments. A history of rent payments will be appended to the tenants’ private profile and will be used by future landlords to analyze tenants and their ability to pay rent on time.

Saving on Rental Security Deposits

There is more than $500 billion locked in rental security deposits worldwide. From the time tenants turn 18 and until they buy their first property, most people rent. As tenants switch rental units, the security deposits that they put down are continuously frozen with different landlords. The Company’s auctioning technology allows tenants to negotiate rental terms. Therefore, quality tenants can rent apartments and receive discounts in security deposits or rent properties without security deposits. This will allow qualified tenants who might otherwise not be able to afford a security deposit to rent an apartment and give landlords access to a larger pool of qualified applicants and increase their ability to rent apartments in a short period of time.

Moreover, the Company plans to acquire properties and start managing properties on behalf of other homeowners. All those properties will be leased with no security deposits for a mid-term duration.

Rental Contract Execution

Tenants can securely and safely execute a legal contract via Rentberry platform. This can be done in seconds without wasting paper or crucial time. All executed agreements are stored in the platform and can be accessed 24/7 by the tenants and landlords.

Maintenance Requests

Once the property is rented, tenants are able to conveniently submit maintenance service requests to the landlords. All requests are stored in the system and abled to be accessed at any time in case of disputes in the future. Tenants who record this activity on the Rentberry platform will have proof that they reported issues in a timely manner, thereby reducing the potential for liability for additional damage that they allegedly failed to report promptly, or not at all.

In the future, Rentberry plans to partner with third-party service providers (such as handyman, plumbers, etc.) and invite them (individual or corporate clients) to join the platform. They will specify the services that they offer, the location that they serve and the price for each service rendered. Landlords and tenants will be given the ability to select and order services from their portals on the Rentberry platform.

Properties Owned & Exclusively Managed by Rentberry

Over the next several years, the Company plans to develop a new type of mid-term residential rental market and offer a new “Flexible Living” solution to the tenants, where they will receive flexibility in renting properties without security deposits and long-term lease commitment. As part of this plan, the Company intends to acquire properties throughout the United States, including Austin, Los Angeles, Miami, Chicago and Boston, which the Company anticipates leasing from minimum of three months to maximum of one year on the Rentberry platform. The Company also expects to acquire properties in the United Kingdom, Australia, New Zealand, France, Germany, Italy, Spain, Portugal, Ukraine, China and South Korea and other countries in Europe and Asia to serve as mid-term rental properties on the Rentberry platform. See “Use of Proceeds.”

The Company sees much bigger potential in a mid-term rental housing market in lieu of short-term rentals, such as Airbnb and long-term rentals, such as Craigslist. The Company plan to achieve a capitalization rate from the new rental model between 8% - 12%.

Market

A technological evolution has led to the disruption of multiple sectors in recent years. The mid-term (from three months to one-year rental horizon) and long-term (over one-year rental horizon) rental industry has remained stagnant. Despite so many other industries having been successfully disrupted in recent years (retail, social media, transportation), the home rental space remains mired in tradition and lacks comparable innovation. The process of long-term rentals still results in frustration and lost time for both the owners of rental properties who are looking for additional income and potential tenants who are looking for a place to call home. There has not yet been a technological disruption significant enough to usher in a new – and better – way to rent. Here at Rentberry, we aim to change that.

Global practices still include listings in the form of simple classified ads in print publications or on sites like Craigslist, Zillow, Rightmove and Zoopla, which provide limited information about a particular property for prospective tenants and essentially no support for actionable items, such as the application process, contract execution, rent collection, and maintenance requests. Rentberry has built a functioning digital marketplace which will allow this entire rental application, negotiation and rental contracts process to be completed quickly and online.

It is still common practice to complete many tasks manually. This includes calling or emailing prospective tenants, manually screening applicants, and accepting paper checks or cash for rent payments. In addition, agents and brokers sometimes charge significant fees for minimal services, and landlords force tenants to freeze thousands of dollars in rental security deposits. International renters face problems qualifying to rent overseas as their credit scores and credit histories are only valid in their country of citizenship or in the country in which they are legally qualified to work and live in at the moment.

Meanwhile, renting has become an economic and lifestyle choice for 41% of Americans, 55.5% of the Swiss, and 39.9% of Germans, to name just a few countries. Currently, there are over 641 million rental units worldwide and around 2.3 billion people living in long-term rentals. Moreover, we believe that COVID-19 will have a lasting impact on the work environment – allowing large number of people to work from home, thus giving them freedom to work and travel from various locations.

According to a recent Harvard University study, long-term rental behavior has increased among all income groups, age groups, and household types. According to projections by the Urban Institute, as many as 59% of new households to be formed by 2030 will be renting homes instead of buying them. Renting has become the new normal and we believe this trend will continue to hold true for other countries around the world.

Using Rentberry, landlords and tenants in countries across the globe will have the opportunity to enjoy a transparent and universally applicable platform for mid-term and long-term rentals.

We also view our current market as including providers of services and products used by landlords and tenants, such as renter’s and homeowner’s insurance products. In the future, we expect to expand our market by developing a mid-term residential market. At this time, people who choose to rent their home are limited by long-term leases of 12 months or more. Short-term rentals are usually only a matter of days or weeks, and any longer stays become expensive. We believe the mid-term rental market has potential as our rentals will offer leases of a minimum of three months and a maximum of one year. All mid-term properties will be owned or exclusively managed by Rentberry, will be rented with no security deposit to qualifying tenants and will be offered fully furnished so tenants will not have the hassle and expense of moving furniture. We believe people will want to take advantage of mid-term rentals because of the change in work culture due to COVID-19 which allows more people to work from home. We expect consumers to be attracted to the possibility of choosing where to live for a half a year to a year and then moving to a new location without committing long term. We believe that by deploying this business model, we are removing obstacles in the rental space and becoming the forefront of the new market trend.

Competition

We compete with the classified websites (such as Craigslist, Zillow, etc.), property management software (such as, Cozy) and real estate agencies and rental offices. We believe that there are no companies on the market that offer the transparency and level of automation during the rental process that Rentberry provides. For example, Craigslist, still relies on a dated interface and its unstandardized approach causes users to seriously question its legitimacy and safety. Zillow is a little more modern than Craigslist, but it still does not allow a seamless “last-mile” rental process, which makes renting from it frustratingly slow. Cozy is strictly a property management software with limited functionality that is tailored to the rental payments. Finally, Airbnb, while being quite different from the other aforementioned competitors, does not focus on long-term rentals, the credit scores, or security deposits, among other issues.

Currently, homeowners and small to medium property management firms, when pricing properties must resort to using comparisons of similar nearby homes. Lacking expensive rental analytics tools, this subjective valuation makes it nearly impossible to price properties accurately. Additionally, outdated and inefficient platforms slow the search and application process, delaying potential income for the homeowners and wasting time for the tenants. Moreover, other platforms do not offer neither transparency nor full rental experience. Rentberry streamlines the entire process for both the homeowner and the tenant by automating all of the standard rental tasks, saving time for both parties, and ultimately facilitating the property rental at the true market price.

Employees

The Company currently employs 30 full-time and no part-time employees.

Seasonality

Our business is affected by the general seasonal trends common to the residential rental market. We have observed increased traffic during the winter months of November, December and January. We have also observed increased traffic on our platform during the summer months from June through September as families and students seek housing before the start of the school year. As part of our business model, we expect to see more Millennials deciding to live in mid-term housing that is pre-furnished due to a number of reasons. Initially, we believe people will want to change their location to avoid living in a COVID-19 hotspot. Also, “work from home” becomes a mainstream trend and we believe people will increasingly adopt a lifestyle that allows them to move to different climates or locations that suit them based on cost of living, climate, weather, access to better educational, medical or other service providers, and access to arts, culture and outdoor activities. We anticipate our mid-term rentals of 3 – 12 months will allow people to enjoy this lifestyle without having to move furniture or enter into a long-term leases of longer than 12 months.

Intellectual Property

The Company’s platform is dependent on our extensive intellectual property, which was years in development. We rely on more than 300,000 lines of code that our engineers wrote and transferred to the Company. We designed our platform to incorporate proprietary solutions that are crucial to the platform’s performance. Because of the architecture of our platform, key aspects of the platform’s performance remain invisible.

We have applied for a patent on February 27, 2019, US#2020/0273094 A1. On August 27, 2020, we received Notice of Publication of Application by United States Patent and Trademark Office. We also have more than 60 trademarks, both word and logo, in multiple countries.

Litigation

Rentberry is not currently involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, conduct of its business activities, or otherwise.

The Company’s Property

The Company leases its office space in San Francisco, California and the Ukraine. In 2016, the Company leased co-shared office space in San Francisco under a membership agreement with payments based on utilization of the co-shared space. The lease was for one year with an option to terminate at any time with 30 days written notice and month to month thereafter.

The Company also leases space in the Ukraine for developers and other contractors to work. The terms of the signed leases were for the period May 1, 2020, through December 31, 2021, for $201,221. The total amount due for each lease was paid at the signing of the lease. There are no future commitments due under the leases.

With the proceeds of this Offering, we anticipate purchasing properties throughout the United States, Europe and Asia to develop as mid-term rental properties for our platform.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this Offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Rentberry Inc. (the “Company”) was incorporated under the laws of the State of Delaware on August 28, 2015 with the headquarters in San Francisco, California. Rentberry has developed the closed-loop home rental platform that makes the long-term leasing process transparent and efficient by eliminating the hassle of paper applications, paper credit reports, face-to-face negotiations and paper checks. Additionally, our platform automates all the standard rental tasks from submitting personal information, customer offers and eSigning the rental agreement. We are also developing other third-party services and products for our platform as we recently entered into an agreement with Sure Inc. to offer rental insurance.

In its next phase, the Company plans to develop a new type of mid-term residential rental market and offer a new “Flexible Living” solution to the tenants. As part of this goal, the Company plans to acquire properties throughout the United States, including Austin, Los Angeles, Miami, Chicago and Boston, which the Company anticipates listing as mid-term rental properties, having leases of minimum three months and maximum of one year, on its platform. The Company also expects to acquire properties in the United Kingdom, Australia, New Zealand, France, Germany, Portugal, Italy, Spain, Ukraine, China, South Korea and other countries in Europe and Asia to serve as mid-term rental properties on the Rentberry platform. See “Use of Proceeds.”

Results of Operations

Fiscal Year ended December 31, 2020 and December 31, 2019

Over the past years Rentberry concentrated on its brand recognition and user growth. At the same time, the Company successfully tested various monetization channels. Throughout 2021 and 2022, Rentberry plans to start fully monetizing its platform and functionality. To date, the Company has primarily generated income through offerings of securities, including convertible notes and SAFE Notes and an initial coin offering (“ICO”) of Berry Tokens made though a subsidiary discussed in more detail below.

For the fiscal year ended December 31, 2020 (“FYE 2020”), the Company had revenue from operations of $30,878 compared to revenue from operations of $7,615 for the period ending December 31, 2019 (“FYE 2019”). The Company’s revenue to date has largely come from testing monetization channels on the platform, and the increase represents wider usage of our platforms.

The Company’s expenses decreased in FYE 2020 to $2,066,830 from $2,392,589 in FYE 2019. Because the Company’s platforms were still in development and testing, our expenses have been focused mostly on engineering, marketing and other services. The Company has increased its advertising and marketing budget to $73,737 for FYE 2020 compared to $38,107 for FYE 2019. The Company decreased its professional fees as an expense incurred to $1,236,461 for FYE 2020 from $1,688,792 for FYE 2019. See also Note 11 to the Company’s consolidated financial statements, below.

The Company's total other  income was $43,168 in FYE 2020 compared with $35,455,930 in FYE 2019. FYE 2019 included  $36,791,113 in proceeds from an ICO undertaken by the Company’s wholly owned subsidiary, Rentberry Ltd. For more information about the ICO, see “Liquidity.”

Accordingly, total comprehensive loss for FYE 2020 was $1,385,419 compared to total comprehensive income for FYE 2019 of $23,672,106, largely as a result of an ICO.

Seasonality

Our business is affected by the general seasonal trends common to the residential rental market. We have observed increased traffic during the winter months of November, December and January. We have also observed increased traffic on our platform during the summer months from June through September as families and students seek housing before the start of the school year. We recognize that in the future seasonality may adversely affect our business and cause our results of operations to fluctuate and, depending on our financial circumstances, we may need to seek additional financing to fund operations during seasonal lows.

Liquidity and Capital Resources

The Company’s current strategic initiatives require substantial capital. We may seek to raise any necessary additional funds through equity or debt financings or other sources which may be dilutive to existing stockholders. If we are unable to secure financing on commercially reasonable terms, if at all, our business, financial position, results of operations and cash flows may be materially and adversely affected.

We believe current capital will be able to fund operations for the next 12-14 months. The Company intends to use it for the salaries for current employees to cover engineering and business development, paying servers and Google (for utilizing their Google Maps API).

If Rentberry raises 25%, 50%, 75% or 100% of the maximum offering amount, we expect to be able to fund operations for the next 24-26 months, 26-28 months, 36-38 months, and 38-40 months. Most of the incremental funds raised after 25% and after 75% will be used to acquire properties, which we believe will increase our long-term prospects but decrease our runway if we do not have other sources of income.

Sources of Liquidity

To date the Company has been financed by the proceeds of its ICO (see “Results of Operations,” above), sales of convertible debt securities and SAFE Notes. With respect to its ICO, the Company generated income through an initial coin offering of Berry Tokens through its wholly owned subsidiary, Rentberry Ltd., a private limited company incorporated in Gibraltar on November 24, 2017. The number of Berry Tokens issued and currently outstanding is 301,473,028. No other rights of any kind were sold in connection with the ICO or attached to the Berry Tokens other than the ability to use them on the platform to pay for certain services. Since March 1, 2021, Berry Tokens are no longer accepted as payment on the Rentberry platform. As of the date of this Offering Circular, holders of Berry Tokens have no rights as Berry tokens are no longer being accepted on the platform. The value of Berry Tokens is not transferable or convertible into other securities. The proceeds of the ICO were used for operating funds. The Company’s ICO through Rentberry Ltd. generated net income of $22,779,295 after an adjustment of $1,324,939 for a realized loss on investments in Cryptocurrency and $10,281,661 provision for income taxes. These amounts have been recorded as Other Income (Expense) for FYE 2019 on the Company’s consolidated statements of operations and comprehensive income.

The Company’s convertible debt securities were sold in two separate offerings for total consideration of $3,365,000. All convertible debt securities have converted into 6,400,474 shares of the Company’s Common Stock. The Company has also raised funds in two offerings of SAFE Notes. The first offering, which took place from April 1, 2019 through July 21, 2020, was a private offering under Regulation D for consideration of $2,125,000 (the “2019 SAFE Notes”). In the second offering, the Company raised a total of $1,812,749 from May 9, 2020, through June 29, 2020, during an offering of $1,070,000 of SAFE Notes under Regulation Crowdfunding and $742,749 SAFE Notes under Regulation D (the “2020  SAFE Notes”). The Company made a third offering of SAFE Notes during March 2021 as a private offering under Regulation D for consideration of $950,000. The SAFE Notes from the first two offerings have converted into a total of 9,092,177 shares of the Company’s Common Stock on December 31, 2020. For details concerning the terms of the SAFE Notes in the March 2021 Offering, see “Securities Being Offered – Voting Agreements.”

On March 3, 2021, the Company received a Payroll Protection Program (PPP) loan in the amount of $63,636 intended to cover the costs of payroll expense. The loan carries an annual interest rate of 1% and maturity date five years from the date of the loan. Management expects to qualify for loan forgiveness.

The Company aims to raise an additional $12,000,000 in this Offering under Regulation A if fully subscribed. The Company has no alternative financial plans at the moment. However, if the Company is not able to successfully raise funds as needed through this Offering, it may seek additional investment through a private placement or other offering.

Cash and Cash Equivalents

As of FYE 2020, the Company had cash and cash equivalents in the amount of $2,354,984, a decrease from $3,006,635 as of FYE 2019. Management anticipates needing significant funds to continue developing our platform, monetizing its features, marketing our services and raising our profile through advertising and social media. Accordingly, we may undertake offerings of securities or seek debt arrangements to fund our operations and serve as working capital. If we are unable to engage in these types of financing activities successfully and on reasonable terms, we may not have sufficient funds to execute our business plans as discussed in “Plan of Operations.” For the remainder of 2021, we anticipate our average burn rate will be $150,000 per month.

Plan of Operations

We measure our success by looking at monthly active users (“MAU”), the total number of people who perform any action on our website or mobile apps during a month, on the Rentberry platform and our ability to achieve revenue from the platform’s operation. We calculate MAU by tracking the number of unique people who visit our mobile apps and website (for which login is not required but cookies are used for tracking). As a visitor could access our website from multiple computers or delete cookies on any one computer, MAU is an approximate gauge and could overstate the actual number of unique active users in a month.

In 2021 and 2022, we plan to achieve:

●	Have daily 7M+ properties on the platform (as of December 2020, we have 3M+);

●	Establish 1M+ MAU (as of December 2020, we have 457,724 MAU);

●	Secure 100 partnerships (as of December 2020, we have secured 51 partnerships with the leading real estate companies;

●	Develop mobile apps for our senior homes platform “Happy Seniors” (as of November 2020, we have developed a web version of our “Happy Seniors” platform;

●	Acquire properties across the US, Europe and Asia and start offering “Flexible Living” option on the Rentberry platform. In April 2021, Rentberry acquired its first property in Europe. The Company plans to rent this property for mid-term beginning in July 2021 and expects to generate 8-12% cap rate; and

●	Onboard between 5,000 and 10,000 homeowners for exclusive management of their properties via our Rentberry platform.

With respect to revenue, management has established a goal of $5,000,000 during the 12-month period once full monetization would start during 2021 and 2022. We note that whether the Company achieves that revenue goal is dependent on the success of the monetization strategy we plan to undertake:

Rentberry Platform Monetization:

●	Charging tenants a fee of $20-$30 per each rental application.

●	Charging landlords/agents a membership fee of $25 - $50 per month.

●	Charging landlords/agents for property promotion of $50 per property for 30 days promotion.

●	Charging users for additional services, such as property syndication, online rental payments, documents execution and storage, $25-$50 per month.

●	Selling insurance products and receive shared commission from Sure Inc.

●	Selling leads to the moving companies and local businesses with target pricing of $5 - $7 for the non-exclusive lead.

●	Rent our properties that would be owned by Rentberry at targeted cap rate of 8% - 12%.

●	Charge property management fee of 3% - 5% for managing properties on behalf of homeowners.

We also currently analyze and may decide on selling information on new tenants that moved to the neighborhoods to the local businesses, as well as, tenants profiles with the credit score information to the credit card companies (similar to what Credit Karma Inc. does).

Acquisition of Properties and Onboarding Homeowners:

●	Acquire properties that include already developed real estate, such as homes, condos, etc. and land for future development of real estate across the US, Europe and Asia.

●	Onboard homeowners for the exclusive property management services.

●	Rebrand owned and exclusively managed properties to be one corporate style.

●	Rent our properties at a targeted cap rate of 8% - 12%.

●	Charge property management fees of 3% - 5% for managing properties on behalf of homeowners.

Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this Offering will be sufficient to enable us to implement our strategy. We will likely require additional financing in excess of the proceeds of this Offering in order to fully develop and monetize the Rentberry platform’s operations for the foreseeable future. At this time, we do not have additional sources of capital other than the proceeds from this Offering. The complexity and uncertainty in determining both, the Company’s financing needs and when financing will be sought, will be increased if less than the maximum amount of securities offered in this Offering is sold. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Each of these steps present significant risks with respect to our ability to implement our Plan of Operations, which are discussed in the “Risk Factors.”

Trend Information

Our primary goal is to acquire properties that the Company can offer as available for mid-term rental duration on our platform, add services that monetize our platform, and grow our monthly active users. We view the COVID-19 pandemic as a significant event in terms of our growth and the development of our platform services. As discussed in “Risk Factors,” we view COVID-19 as potentially helping our business model of contact free rental services. We also view the ability to rent mid-term properties that are already furnished, without having to commit to a longer than one-year lease, as allowing people to easily move away from hotspots or uncomfortable climates and environments. However, COVID-19 may also cause people to decide that traveling from part of the country to another is too risky or that leaving the comfort of their current location is not desirable during a pandemic. Once the pandemic ends, people may alter their behavior and contact free renting may not be as important. Furthermore, employers may no longer want their employees to work from home after the end of the pandemic. Such a decision might result in people preferring traditional long-term leases or home ownership. We are unable to predict the duration and magnitude of this impact going forward.

Relaxed Ongoing Reporting Requirements

If we become a public reporting company in the future, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies”, including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

If we become a public reporting company in the future, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31.

If we do not become a public reporting company under the Exchange Act for any reason, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies”, and our stockholders could receive less information than they might expect to receive from more mature public companies.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The Company’s officers, directors and significant employees are as follows:

Name	Position	Age	Term of Office
Executive Officers:
Oleksiy Lyubynskyy	CEO	37	Since August 28, 2015
Denys Golubovskyi	Chief Technology Officer	30	Since October 1, 2015
Oleksandr Kotovskov	Head of Design	35	Since October 19, 2015
Directors:
Oleksiy Lyubynskyy	Director	37	Since August 28, 2015
Denys Golubovskyi	Director	30	Since November 13, 2018
Oleksandr Kotovskov	Director	35	Since November 13, 2018
Significant Employees:
Oleksii Humeniuk	Chief Marketing Officer	32	Since March 14, 2016

Oleksiy Lyubynskyy, CEO and Director

Oleksiy Lyubynskyy is currently our Chief Executive Officer. He has served in that position since Rentberry was founded in August 2015. He is responsible for defining the Company’s vision, overseeing business development and the capital raising process. Prior to joining Rentberry, Oleksiy co-founded CityHour, where he oversaw business development and investor relations. From May 2010 to December 2012, he was director of M&A at BIC Securities. In that position he was responsible for deal origination, performing due diligence and closing sell-side and buy-side M&A transactions. Oleksiy holds a B.A. degree in Economics and minor degree in Business Administration from University of California Berkeley.

Denys Golubovskyi, Chief Technology Officer and Director

Denys Golubovskyi is the Chief Technology Officer at Rentberry, a position he has held since October 2015, where he is responsible for the roadmap and technical development of the Rentberry and Happy Seniors platforms. He has worked at Rentberry since it was founded. Prior to joining Rentberry, Denys worked at a number of prominent IT companies as a full stack engineer. From May 2013 to Oct 2015, he was a back-end developer at Alty. His core responsibility was developing ‘FinTech’ APIs and doing setup and support of infrastructure on Amazon servers. Denys received a master’s degree in Informational Security Management from National Aviation University of Ukraine.

Oleksandr Kotovskov, Head of Design and Director

Oleksandr Kotovskov is the Head of Design at Rentberry. Since Rentberry was founded, he has been responsible for creating the visual style of the product, user experience, managing design processes, and bringing design thinking to the Company. Prior to joining Rentberry, Oleksandr was a Senior UI/UX designer at Alty, creating interfaces for one of the largest banks in Europe, and various clients from the US. He has started his professional career in 2010. Oleksandr holds master’s degree in Information Systems Management from Ukrainian National Academy of Culture and Arts Management.

Oleksii Humeniuk, Chief Marketing Officer

Oleksii Humeniuk has been the Chief Marketing Officer at Rentberry since March 2016, where he has been responsible for business development, product marketing, search engine optimization, and sales. From October 2014 to December 2015, Oleksii worked one year at EPOM as SEO specialist and four years at Depositphotos, where he acted as Marketing Team Leader. At Depositphotos, Oleksii created and supervised international marketing campaigns and was responsible for launching the product in 9 countries. Oleksii holds a master’s degree in Computer Science from the National Technical University of Ukraine.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2020, the three highest-paid executive officers and directors were compensated as follows:

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Oleksiy Lyubynskyy	CEO	$135,000	$0	$135,000
Denys Golubovskyi	Chief Technology Officer	$73,020	$0	$75,573
Oleksandr Kotovskov	Head of Design	$63,540	$0	$65,173

For the fiscal year ended December 31, 2020, the Company did not pay its directors for their service. There were 3 directors in this group.

The Company has entered into an employment agreement with its CEO. Mr. Lyubynskyy’s employment agreement, dated January 1, 2019, provides an annual base salary of $135,000 and participation in benefits such as health, vision and dental plans on the same basis as other employees or will be reimbursed for such expenses by the Company if he has his own health, vision and dental insurance plans. Pursuant to the agreement, Mr. Lyubynskyy may also be considered for bonuses at the discretion of the Company with respect to the amount and criteria for such bonuses. The Company does not have any equity plans for employees or management. The agreements for Mr. Lyubynskyy and the employees identified above are available as exhibits to the Offering Statement of which this Offering Circular forms a part.

The independent contractor agreements for Mr. Golubovskyi and Mr. Kotovskov, dated January 1, 2020, provide for monthly compensation of $6,085 and $5,295, respectively. Both agreements expire December 31, 2020 and must be replaced by new agreements for 2021.

On December 30, 2020, the Company’s Board of Directors adopted the Transaction Bonus Plan (the “Plan”), which provides for bonuses to be paid to eligible participants upon consummation of a liquidity event. Under the Plan, a liquidity event is defined as a transaction or series of related transactions involving the sale, transfer or other disposition, such as a merger, of substantially all of the Company’s assets or more than 50% of the Company’s voting power. The Plan allows the CEO to determine, in his sole discretion, who may receive a bonus and the amount to be allocated. Participation is restricted to employees, including the CEO, and other service providers designated by the CEO in his sole discretion. The Plan entails a Bonus Pool having a $2,000,000 cap for all bonuses in the aggregate. If the CEO designates himself as a Plan participant, his bonus may not exceed $400,000. Participants granted a bonus under the Plan must continue their service to the Company until the consummation of the liquidity event or forfeit their bonus. The Plan has not been funded and specifically states that participants will be treated as an unsecured general creditor of the Company and will not have any right, title or interest in or to any assets of the Company by reason of any obligation of the Company to such participant under the Plan. For more detail, see Transaction Bonus Plan, filed as Exhibit 6.16 to this Offering Statement of which this Offering Circular forms a part.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following table displays, as of December 31, 2020, the voting securities beneficially owned by (1) any individual director or officer who beneficially owns more than 10% of any class of our capital stock, (2) all executive officers and directors as a group and (3) any other holder who beneficially owns more than 10% of any class of our capital stock:

Title of class	Name and address of beneficial owner (1)	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Common Stock	Oleksiy Lyubynskyy	6,783,222	0	23.6%
Common Stock	All executive officers and directors as a group (3 people in this group)	8,333,222	0	29.0%

(1)	The address for all beneficial owners is 201 Spear Street, Suite 1100, San Francisco, California 94105.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Liliia Ostapchuk, the Company’s Chief Product Officer, is married to Oleksiy Lyubynskyy, the Company’s CEO, and has an employment agreement with the Company. Under the terms of this agreement, dated January 1, 2019, Ms. Ostapchuk receives an annual base salary of $115,000 and participation in benefits such as health, vision and dental plans on the same basis as other employees or will be reimbursed for such expenses by the Company if she has her own health, vision and dental insurance plans. Pursuant to the agreement, Ms. Ostapchuk may also be considered for bonuses at the discretion of the Company with respect to the amount and criteria for such bonuses. Her agreement is included as an exhibit to this Offering Statement of which this Offering Circular forms a part.

SECURITIES BEING OFFERED

General

The Company is offering up to 16,827,585 shares of Common Stock, including Bonus Shares and shares to be issued to StartEngine Primary, LLC, as part of its commission assuming the Offering has been fully subscribed. See “Plan of Distribution.” The following description summarizes important terms of the Company’s Common Stock and Preferred Stock. This summary does not purport to be complete and is qualified in its entirety by the amended and restated Certificate of Incorporation and amended Bylaws, copies of which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of the Company’s Common Stock, you should refer to the amended and restated Certificate of Incorporation, the amended Bylaws, the Subscription Agreement and applicable provisions of the Delaware General Corporation Law.

As of the date of this Offering Circular, the authorized capital is comprised of 80,000,000 shares consisting of (i) 70,000,000 shares of Common Stock, par value $0.0001 per share, and (ii) 10,000,000 shares of Preferred Stock, par value $0.0001 per share.. The rights and preferences of the Company’s Common Stock and Preferred Stock are described below. Investors who purchase the Company’s Common Stock in this Offering will also be required to execute a Stockholders’ Agreement that contains many provisions that will impact your ability to vote your shares and may even require you to sell your shares of Common Stock.

Common Stock

General

The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

Voting Rights and Proxy

The holders of the Common Stock are generally entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings).

The Stockholders’ Agreement, described below, requires stockholders to grant the CEO of the Company, Oleksiy Lyubynskyy, an irrevocable proxy to vote their securities in accordance with the Stockholders’ Agreement. See “Stockholders’ Agreement,” below.

Voting Agreements

Under the 2019 SAFE Notes and the 2020 SAFE Notes, holders of Common Stock issued under those agreements will be subject to two different voting agreements depending on the type of SAFE Note they purchased. All SAFE Notes previously issued by the Company have converted to Common Stock on December 31, 2020, and no other SAFE Notes remain outstanding.

●	2019 SAFE Note, Section 4(d) states the investor holding Common Stock upon conversion of the SAFE Note prior to the Next Equity Financing Conversion will agree to vote in favor of a Dissolution Event after December 31, 2020, if the Company’s board of directors has voted in favor of such Dissolution Event.

●	2020 SAFE Note, Section 4(d) states that the investor holding Common Stock upon conversion of the SAFE Note prior to the Next Equity Financing Conversion will agree to vote in favor of a Dissolution Event, Liquidity Event or a capital raising transaction, or series of capital raising transactions so long as the Company’s board of directors has voted in favor of such event.

A form of each SAFE Note has been filed as exhibits to the Offering Statement of which this Offering Circular forms a part.

Under the terms of the SAFE Notes sold by the Company in March 2021, the SAFE Notes convert into the Company’s Common Stock on the earlier of either December 31, 2021, or the sale of at least $5,000,000 in equity securities in a transaction or series of transactions for the purpose of raising capital, excluding the proceeds from any offerings of SAFE Notes or convertible debt securities. Once converted to Common Stock, those holders will be subject to a voting agreement requiring them to vote in favor of a dissolution event, liquidity event (defined as change of control or IPO) or capital raising transaction if the Company’s board of directors has voted in favor of such event. See Section 4(d) of the Form of SAFE Note filed as Exhibit 5.4 to the Offering Statement of which this Offering Circular forms a part.

Stockholders’ Agreement

Proxies

Investors who purchase shares of the Company’s Common Stock must execute a Stockholders’ Agreement in addition to the Subscription Agreement. The Stockholders’ Agreement grants an irrevocable proxy to the Company’s CEO, Oleksiy Lyubynskyy, to vote their shares of Common Stock on all matters put to a vote of the stockholders. Furthermore, transferees of the investors party to the Subscription Agreement must agree to be bound by the terms of the Stockholders’ Agreement. The CEO’s proxy will terminate upon the earlier of the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock, the effectiveness of a registration statement under the Exchange Act covering the Common Stock, or five years from the date of execution of the Subscription Agreement.

Notwithstanding the expiration of the CEO’s proxy described above, the Stockholders’ Agreement grants the CEO a separate proxy and power of attorney in cases where the investor does not vote or votes in manner inconsistent with that agreement. This proxy and power of attorney terminates upon the earlier of the consummation of the Company’s first underwritten public offering of its Common Stock, the consummation of a sale of the Company and distribution of proceeds to or escrow for the benefit of the stockholders, or the written consent of the Founder, defined as Mr. Lyubynskyy, and the holders of a majority of the issued and outstanding shares of the Company’s Common Stock.

Founder’s Vote

Additionally, the Stockholders’ Agreement mandates that the Company’s Founder, defined as Mr. Lyubynskyy, the Company’s CEO, approve of each of the following:

●	The sale, transfer or other disposition of all or substantially all of the Company’s assets;

●	The incurrence or the guarantee of indebtedness by the Company in excess of $5 million, except financing of receivables in the ordinary course of business;

●	The merger, consolidation or dissolution of the Company other than a merger in which the Company is the surviving corporation;

●	Any material recapitalization, restatement of assets, reduction of capital or other material change in the capitalization of the Company;

●	Any issuance or agreement to issue any capital stock of the Company or any option or warrant for, any security convertible into, any capital stock of the Company other than pursuant to employee benefit plans approved by the Board of Directors of the Company;

●	The filing of any registration statement under the Securities Act of 1933, as amended, with respect to a public offering of the Company’s securities; or

●	The amendment of the Certificate of Incorporation or Bylaws (or similar charter or organizational documents) of the Company.

Required Vote in Favor of Founder’s Slate of Directors in Addition to the Proxies

With respect to the election of directors, the Stockholders’ Agreement provides that as long as the Founder/CEO, Mr. Lyubynskyy, and his affiliates own collectively 20% of the Company’s issued and outstanding Common Stock on a fully diluted basis, each stockholder agrees to vote their shares in favor of the individuals designated by Mr. Lyubynskyy as Founder/CEO.

Stockholders Required to Vote in Favor of Increase in Authorized Shares of Common Stock

The Stockholders’ Agreement binds each stockholder to vote all shares owned by the stockholder in favor of an increase in the number of authorized shares of Common Stock such that there will be sufficient shares of Common Stock available for either the conversion of all of the shares of the Company’s Preferred Stock outstanding at any given time and for any issuance of Common Stock pursuant to equity financing activities at the request of the Founder/CEO.

Drag-Along Rights

Our stockholders who purchase shares of Common Stock in this Offering will be subject to a drag-along provision. If the Board of Directors receives and accepts a bona fide written offer to engage in a sale of the Company, or agrees to a liquidation or winding down of the Company, in one transaction or a series of related transactions, stockholders will be required to sell their shares at the price offered or otherwise participate in such transaction even if they don’t want to sell their shares at that price or participate in the transaction. Specifically, investors will be forced to sell their stock in that transaction regardless of whether they believe the transaction is the best or highest value for their shares, and regardless of whether they believe the transaction is in their best interests.

Forum Selection Provision

The Stockholders’ Agreement and Subscription Agreement that investors will execute in connection with the Offering includes a forum selection provision that requires any claims against the Company based on the Stockholders’ Agreement or Subscription Agreement to be brought in a state or federal court of competent jurisdiction in the State of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon the Agreement. Although we believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The Company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a Company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the Company. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Investors will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder. These forum selection provisions shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

Jury Trial Waiver

The Stockholders’ Agreement that investors will execute in connection with the Offering provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the Stockholders’ Agreement, including any claim under federal securities laws. By signing the Stockholders’ Agreement an investor will warrant that the investor has reviewed this waiver with the investor’s legal counsel, and knowingly and voluntarily waives his or her jury trial rights following consultation with the investor’s legal counsel. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. In addition, by agreeing to the provision, subscribers will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations promulgated thereunder.

Preferred Stock

Though the Company currently has no plans to issue any shares of Preferred Stock, under the amended and restated Certificate of Incorporation, the board of directors will have the authority, without further action by the stockholders, to designate and issue up to 10,000,000 shares of Preferred Stock in one or more series. The board of directors may also designate the rights, preferences and privileges of the holders of each such series of Preferred Stock, any or all of which may be greater than or senior to those granted to the holders of Common Stock. Though the actual effect of any such issuance on the rights of the holders of Common Stock will not be known until such time as the board of directors determines the specific rights of the holders of Preferred Stock, the potential effects of such an issuance include:

(1) whether the shares of such series shall have voting rights in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be full or limited;

(2) the dividends, if any, payable on such series, whether any such dividends shall be cumulative and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of any other class of capital stock or any other series of Preferred Stock;

(3) whether the shares of such series shall be subject to redemption at the election of the Corporation or the holders of such series, or upon the occurrence of a specified event and, if so, the times, prices and other terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all shares are to be redeemed and the securities or other property payable on such redemption, if any;

(4) the amount or amounts payable on, if any, and the preferences, if any, of shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation;

(5) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(6) whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class of capital stock or any other series of Preferred Stock or any other securities (whether or not issued by the Corporation) and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(7) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, or upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of any other class of capital stock or any other series of Preferred Stock;

(8) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issuance of any additional stock, including additional shares of any other series of Preferred Stock or of any other class of capital stock;

(9) the ranking (be it pari passu, junior or senior) of each series vis-a-vis any other class of capital stock or series of Preferred Stock as to the payment of dividends, the distribution of assets and all other matters; and

(10) any other powers, preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions of such series of Preferred Stock, insofar as they are not inconsistent with the provisions of this Certificate of Incorporation, to the full extent permitted in accordance with the General Corporation Law.

The powers, preferences and relative, participating, optional or other special rights, if any, of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series of Preferred Stock at any time outstanding.

PLAN OF DISTRIBUTION

The Company is offering up to 16,827,585 shares of Common Stock on a best-efforts basis as described in this Offering Circular. The minimum individual investment in this offering is $300. The Company has engaged StartEngine Primary LLC (“StartEngine Primary”) as its placement agent to assist in the placement of its securities in those states it is registered to undertake such activities, including soliciting potential investors on a best-efforts basis. As such, StartEngine Primary is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. StartEngine Primary is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities. Persons who desire information about the offering may find it at www.startengine.com. This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the startengine.com website.

Commissions and Discounts

The following table shows the total discounts and commissions payable to StartEngine Primary in connection with this Offering by the Company:

	Per Share	Total
Public offering price	$0.87000	$12,000,000
Placement Agent commissions	$0.03045	$420,000
StartEngine Processing Fee*	$0.03045	$420,000
Proceeds, before expenses	$0.83955	$11,580,000

*	paid directly by investor.

The Company will also be required to issue to StartEngine Primary shares of our Common Stock equal to 2% of the gross proceeds raised through StartEngine Primary, divided by $0.87 per share, rounded to the nearest whole share. If we raise the maximum amount in this Offering, we will issue 275,862 shares of the Company’s Common Stock to StartEngine Primary.

The shares of Common Stock issued to StartEngine Primary may not be sold during the Offering, or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of qualification or commencement of sales of the Offering pursuant to which the shares of Common Stock were issued, except as provided in FINRA Rule 5110(e)(2). StartEngine Primary also has a piggyback registration right with respect to any shares it receives for up to seven years after the date on which this Offering is qualified.

Other Terms

StartEngine Primary has also agreed to perform the following services in exchange for the compensation discussed above:

●	Design, build, and create the Company’s campaign page;

●	Provide the Company with a dedicated account manager and marketing consulting services;

●	Provide a standard purchase agreement to execute between the Company and investors, which may be used at Company’s option, and;

●	Coordinate money transfers to the Company.

In addition to the commission described above, the Company will also pay $7,500 to StartEngine Primary for out-of-pocket accountable expenses paid prior to commencing. This fee will be used for the purpose of coordinating filings with regulators and conducting a compliance review of the Company’s Offering. Any portion of this amount not expended and accounted for will be returned to the Company. Assuming the full amount of the Offering is raised, we estimate that the total fees and expenses of the Offering payable by the Company to StartEngine Primary will be approximately $840,000.

StartEngine Primary will charge you a non-refundable processing fee equal to 3.5% of the amount you invest at the time you subscribe for our securities, equivalent to $0.03 per share. In the event an investor invests in excess of $20,000, the investor fee shall be limited to $700 and the Company shall pay the 3.5% additional commission with respect to any amount in excess of $20,000. This fee will be refunded in the event the Company terminates this Offering.

StartEngine Primary intends to use an online platform provided by StartEngine Crowdfunding, Inc. (“StartEngine Crowdfunding”), an affiliate of StartEngine Primary, at the domain name www.startengine.com  (the “Online Platform”) to provide technology tools to allow for the sales of securities in this Offering. In addition, StartEngine Crowdfunding will assist with the facilitation of credit and debit card payments through the Online Platform. Fees for credit and debit card payments will be passed onto investors at cost and the Company will reimburse StartEngine Crowdfunding for transaction fees and return fees that it incurs for returns and chargebacks, pursuant to a Credit Card Services Agreement.

Bonus Shares; Discounted Price for Certain Investors

Certain investors in this Offering are eligible to receive additional shares of Common Stock (effectively a discount on the price paid per share) for their shares purchased (“Bonus Shares”). Bonus Shares will be given to certain investors as well as based on investment amount. Investors eligible for multiple ways of earning Bonus Shares may use only the one that gives them that greatest number of Bonus Shares.

Certain investors will be eligible to the following two tiers of Bonus Shares based on amount invested:

●	20% for investors who are:

o	Rentberry shareholders who invested in Rentberry prior to qualification of this Offering Statement; or

o	Investors who indicate their interest on either our Rentberry Promo Page (investors.rentberry.com) or Rentberry’s StartEngine TTW campaign page

●	10% for investors who participate in StartEngine OWNer’s bonus program*

Certain investors in this Offering are entitled to 10% Bonus Shares of our Common Stock (effectively a discount on the price paid per share.) For example, anyone who is a member of the StartEngine OWNers bonus program will receive 110 shares for every 100 shares they purchase in the Offering.

Bonus Shares Based on the Amount of Investment

Investors are also eligible to receive Bonus Shares based on the amount of their investment based on the following tiers:

●	5% for investor who invest $500 -- $999

●	10% for investor who invest $1,000 -- $4,999

●	15% for investor who invest $5,000 -- $9,999

●	20% for investor who invest $10,000 or more

*The general public can become members of the StartEngine OWNers bonus program on StartEngine’s website for $275 per year. Membership will auto renew every year. A member of the program can cancel their renewal at any time. Once the individual cancels, their membership will expire on the next anniversary of their membership. With the OWNer’s Bonus, the investor will earn 10% Bonus Shares on all investments they make in participating campaigns on StartEngine. StartEngine Crowdfunding, Inc. will determine whether an investor qualifies as a StartEngine OWNer.

Fractional shares will not be distributed, and Bonus Shares will be determined by rounding down to the nearest whole share. For example, an investor who indicates interest on our Investors Promos Page before this Offering begins will receive 120 shares for every 100 shares they purchase in the Offering. The Company will absorb the cost of the issuance of the Bonus Shares; to the extent any are issued, it will reduce the proceeds that the Company receives. The Company has made 2,758,620 Bonus Shares available in this Offering.

Subscription Procedures

After the Offering Statement has been qualified by the Commission, the Company will accept tenders of funds to purchase the Common Stock. The Company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Investors may subscribe by tendering funds via wire, credit or debit card, or ACH only, checks will not be accepted, to the escrow account to be setup by the Escrow Agent. Tendered funds will remain in escrow until a closing has occurred. StartEngine Crowdfunding will assist with the facilitation of credit and debit card payments through the Online Platform. The Company estimates that processing fees for credit card subscriptions will be approximately 3% of total funds invested per transaction, although credit card processing fees may fluctuate. The Company intends to pay these fees and will reimburse StartEngine Crowdfunding for transaction fees and return fees that it incurs for returns and chargebacks. The Company estimates that approximately 75% of the transactions in this Offering will be paid via credit card. This assumption was used in estimating the payment processing fees included in the total Offering expenses set forth in “Use of Proceeds to Issuer.” Upon closing, funds tendered by investors will be made available to the Company for its use.

There is a minimum individual investment in this Offering is $300.

In order to invest you will be required to subscribe to the Offering via the Online Platform and agree to the terms of the Offering, Subscription Agreement, and any other relevant exhibit attached thereto.

Investors will be required to complete a Subscription Agreement in order to invest. The Subscription Agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount, including the StartEngine processing fee, that does not exceed the greater of 10% of his or her annual income or 10% of your net worth (excluding the investor’s principal residence).

The Company has entered into an Escrow Services Agreement with Prime Trust LLC (the “Escrow Agent”) and StartEngine Primary. Investor funds will be held by the Escrow Agent pending closing or termination of the Offering. All subscribers will be instructed by the Company or its agents to transfer funds by wire, credit or debit card, or ACH transfer directly to the escrow account established for this Offering. The Company may terminate the Offering at any time for any reason at its sole discretion. Investors should understand that acceptance of their funds into escrow does not necessarily result in their receiving shares; escrowed funds may be returned.

Once an investor submits a Subscription Agreement on the StartEngine portal and the Escrow Agent receives the investor’s funds into the escrow account, the Escrow Agent will perform AML and KYC checks to verify the identity and status of the investor. If there are errors or incomplete information that needs to be resolved to complete the subscription, the StartEngine portal will generate emails instructing the investor on what to do to complete the process. Once the checks performed by the Escrow Agent are completed, the investor receives an email regarding the progress of the investment and the funds are available to be disbursed to the Company at a closing. The Company has access to a dashboard on the StartEngine platform that will indicate the amount of funds received from investors that have completed the subscription process. When the Company seeks to hold a closing and receive a distribution of funds, it will submit a request for a disbursement of funds through the StartEngine issuer dashboard. StartEngine will review the disbursement request to verify there are funds disbursable and that the banking information provided by the Company is accurate. If approved, StartEngine will accept the disbursement request and will notify the Escrow Agent to disburse funds from the escrow account to the Company’s provided bank account. After notice has been provided to the Escrow Agent, funds will be processed and will be available in the Company’s account within 24-48 business hours. As soon as the funds move from the escrow account to the Company’s bank account, the investors who were a part of the closing will receive a final confirmation email from StartEngine regarding the status of their investment, together with a fully executed Subscription Agreement.

Prime Trust is not participating as an underwriter or placement agent or sales agent of this Offering and will not solicit any investment in the Company, recommend the Company’s securities or provide investment advice to any prospective investor, and no communication through any medium, including any website, should be construed as such, or distribute this Offering Circular or other offering materials to investors. The use of Prime Trust’s technology should not be interpreted and is not intended as an endorsement or recommendation by it of the Company or this Offering. All inquiries regarding this Offering or escrow should be made directly to the Company.

In the event that the Company terminates the Offering while investor funds are held in escrow, those funds will promptly be refunded to each investor without deduction or interest and in accordance with Rule 10b-9 under the Exchange Act.

Pursuant to our agreement with StartEngine Primary, the Company agrees that 6% of the total funds received into escrow will be held back as a deposit hold in case of any ACH refunds or credit card chargebacks. The hold will remain in effect for 180 days following the close of the Offering. 60 days after the close of the Offering, 4% of the deposit hold will be released to the Company. The remaining 2% will be held for the final 120 days of the deposit hold. After such further 120 days, the remaining 2% will be released to the Company. Based on the assumed maximum amount that we might owe StartEngine Primary, we estimate the deposit hold could be for up to $720,000.00.

StartEngine Secure LLC, an affiliate of StartEngine Primary, will serve as transfer agent to maintain stockholder information on a book-entry basis. We will not issue shares in physical or paper form. Instead, our shares will be recorded and maintained on our stockholder register.

Provisions of Note in Our Subscription Agreement

Forum Selection Provision

The Stockholders’ Agreement and Subscription Agreement that investors will execute in connection with the Offering includes a forum selection provision that requires any claims against the Company based on the Stockholders’ Agreement or Subscription Agreement to be brought in a state or federal court of competent jurisdiction in the State of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon the Agreement. Although we believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The Company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a Company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the Company. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Investors will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder. These forum selection provisions shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

Jury Trial Waiver

The Subscription Agreement that investors will execute in connection with the Offering provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the agreement, including any claim under federal securities laws. By signing the Subscription Agreement an investor will warrant that the investor has reviewed this waiver with the investor’s legal counsel, and knowingly and voluntarily waives his or her jury trial rights following consultation with the investor’s legal counsel. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. In addition, by agreeing to the provision, subscribers will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations promulgated thereunder.

Perks

The Company plans to offer perks to investors in the form of access to Rentberry platform services, including the free use of Rentberry rental properties once Rentberry acquires and begins managing them.

●	Invest between $500 -- $999:

●	Free for life: tenant applications.

●	10% discount on rentals owned and exclusively managed by Rentberry.

●	Invest between $1,000 -- $4,999:

●	Free for life: tenant applications and landlord/tenant membership.

●	20% discount on rentals owned and exclusively managed by Rentberry.

●	Invest between $5,000 -- $9,999:

●	Free for life: tenant applications, landlord/tenant membership, and unlimited properties promotion.

●	25% discount on rentals owned and exclusively managed by Rentberry.

●	Invest between $10,000 or more:

●	Free for life: tenant applications, landlord/tenant membership, and unlimited properties promotion.

●	Zoom Call with the CEO of Rentberry.

●	30% discount on rentals owned and exclusively managed by Rentberry.

The discounts on rentals will work in the following way:

●	Tenants will apply for the property that is owned and exclusively managed by Rentberry;

●	If the tenant wins the bid, then the discount will be applied to the final bid price that the tenant offered for the property.

Our long-term goal is to exclusively own and manage properties in all the major cities in the US, Europe, Oceania and Asia. All properties will be branded by Rentberry and offer the same set of features and quality of service. Discounts on rent cannot be combined, only one maximum discount is given.

The discount on rentals owned and exclusively managed by Rentberry will be valid for ten years after the first of these rentals is available for rent. The Zoom Call with the CEO is based on finding a mutually agreeable time.

Perks are non-transferable and an investor must maintain the requisite number of shares at the time the perk is applied.

The Company reserves the right to discontinue any perk if required for business or regulatory purposes.

TAX CONSEQUENCES FOR RECIPIENT (INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES) WITH RESPECT TO THE INVESTMENT BENEFIT PACKAGES ARE THE SOLE RESPONSIBILITY OF THE INVESTOR. INVESTORS MUST CONSULT WITH THEIR OWN PERSONAL ACCOUNTANT(S) AND/OR TAX ADVISOR(S) REGARDING THESE MATTERS.

Selling Security Holders

No securities are being sold for the account of security holders; all net proceeds of this Offering will go to the Company.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We will be required to make annual and semi-annual filings with the SEC. We will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. We will make semiannual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 stockholders of record and have filed at least one Form 1K.

At least every 12 months, we will file a post-qualification amendment to the Offering Statement of which this Offering Circular forms a part, to include the Company’s recent financial statements.

We may supplement the information in this Offering Circular by filing a Supplement with the SEC.

All these filings will be available on the SEC’s EDGAR filing system. You should read all the available information before investing.

RENTBERRY, INC.

FOR THE YEARS ENDED

DECEMBER 31, 2020 AND 2019

RENTBERRY, INC.

INDEPENDENT AUDITOR’S REPORT

Board of Directors

Rentberry, Inc.

We have audited the accompanying consolidated financial statements of Rentberry, Inc. ( C Corporation), which comprise the consolidated balance sheets as of June 30, 2020 and 2019 and December 31, 2019 and 2018, and the related consolidated statements of operations, shareholders' equity and cash flows for the six months ended June 30, 2020 and 2019 and the years ended December 31, 2019 and 2018, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgement, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an audit opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

(302) 798-3300 | Fax (302) 798-5231 | www.bumpersco.com

1104 Philadelphia Pike • Wilmington, Delaware 19809-2031

Board of Directors

Rentberry, Inc.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Rentberry, Inc. as of December 31, 2020 and 2019, and the results of their operations and their cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

Bumpers and Company

Wilmington, Delaware

May 7, 2021

RENTBERRY, INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2020 AND 2019

	2020	2019

ASSETS

Current Assets:
Cash and Cash Equivalents	$2,354,984	$3,006,635
Accounts Receivable	892,185	897,477
Accounts Receivable – Shareholders	1,469	800
Prepaid Expenses	120,733	55,111
Investments in Cryptocurrency	874	-

Total Current Assets	3,370,176	3,960,023

Other Assets:
Intangible – Net	216,509	200,563
Security Deposit	26,666	26,666
Deferred Tax Asset	1,394,924	787,364

Total Other Assets	1,638,099	1,014,593

Total Assets	$5,008,344	$4,974,616

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts Payable	$46,528	$401,586
Warrants – Safe Agreements	-	2,115,000

Total Current Liabilities	46,528	2,516,586

Total Liabilities	46,528	2,516,586

Shareholders’ Equity
Common Stock	2,947	1,829
Additional Paid in Capital	7,638,372	3,750,281
Retained Earnings	(2,679,932)	(1,294,080)
Accumulated Other Comprehensive Income	433	-
Total Shareholders’ Equity	4,961,820	2,458,030

Non-Controlling Interest	(4)	-
Total Equity	4,961,816	2,458,030

Total Liabilities and Shareholders’ Equity	$5,008,344	$4,974,616

The accompanying notes are an integral part of the financial statements.

RENTBERRY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	2020	2019

Revenues	$30,878	$7,615

Operating Expenses:
Advertising and Marketing	73,737	38,107
Amortization Expense	3,196	13,856
Bank and Credit Card Fees	557	3,627
Charitable Contributions	-	10,000
Computer Supplies and Expense	130,129	80,725
Dues and Subscriptions	34	50
Employee Benefits	24,171	25,342
Hosting Costs	48,575	47,153
Meals and Entertainment	60	1,183
Miscellaneous Expense	-	25
Office Supplies and Expense	13,874	5,773
Payroll Taxes	19,587	19,555
Processing Costs	5,650	3,469
Professional Development	61,628	3,131
Professional Fees	1,236,461	1,688,792
Rent Expense	154,492	166,867
Salaries and Wages	250,000	250,000
Taxes and Licenses	2,352	-
Telephone Expense	2,892	2,851
Travel Expense	39,435	31,983
Utilities	-	100
Total Operating Expenses	2,066,830	2,392,589

Net Loss from Operations	(2,035,952)	(2,384,974)

Other Income (Expense):
Interest Expense	(45)	(21,656)
Berry Token ICO Proceeds	-	36,791,113
Realized Loss on Investments in Cryptocurrency	(72)	(1,324,939)
Other Income	43,285	1,412
Total Other Income (Expense)	43,168	35,455,930

The accompanying notes are an integral part of the financial statements.

RENTBERRY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

(CONTINUED)

	2020	2019

(Loss) Income Before Provision for Income Taxes	$(1,992,784)	$33,060,956
Benefit (Provision for) Income Taxes	606,928	(10,281,661)
Net (Loss) Income Before Net (Loss) Income Attributable to Non-Controlling Interest	(1,385,856)	22,779,295

Net Income Attributable to Non-Controlling Interest	4	-

Net (Loss) Income	(1,385,852)	22,779,295

Non-Diluted Earnings per Share	(.05)	1.25
Diluted Earnings per Share	(.04)	.83

Other Comprehensive Income
Unrealized Gain on Investments in Cryptocurrency Arising during the year, Net of Tax Expense of $168	433	-
Reclassification Adjustment for Losses Included in Net (Loss) Income, Net of Benefit of $346,922	-	892,811
Total Other Comprehensive Income	433	892,811

Total Comprehensive (Loss) Income	$(1,385,419)	$23,672,106

The accompanying notes are an integral part of the financial statements.

RENTBERRY, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	Common Stock		Treasury	Additional (Paid In	Retained Earnings (Accumulated	Accumulated Other Comprehensive Income	Total Shareholders’	Treasury	Non- Controlling
	Shares	Amount	Shares	Capital)	Deficit)	(Loss)	Equity	Stock	Interest	Total

Ending Balance, December 31, 2018	9,000,000	$900	-	$-	$(24,073,375)	$(892,811)	$(24,965,286)	-	$-	$(24,965,286)

Common Stock Issued	9,287,337	929	-	3,750,281	-	-	3,751,210	-	-	3,751,210

Comprehensive Income:
Net Income	-	-	-	-	22,779,295	-	22,779,295	-	-	22,779,295
Other Comprehensive Income	-	-	-	-	-	892,811	892,811	-	-	892,811

Ending Balance, December 31, 2019	18,287,337	1,829	-	3,750,281	(1,294,080)	-	2,458,030	-	-	2,458,030

Common Stock Issued	10,492,177	1,049	-	3,938,091	-	-	3,939,140	-	-	3,939,140

Treasury Shares – 68,808 Shares	(68,808)	-	68,808	-	-	-	-	(50,000)	-	(50,000)
Repurchase of Treasury Shares	68,808	69	(68,808)	-	-	-	(49,931)	50,000	-	69

Comprehensive Income:
Net Loss	-	-	-	-	(1,385,852)	-	(1,385,852)	-	-	(1,385,852)
Other Comprehensive Income	-	-	-	-	-	433	433	-	(4)	429

Ending Balance, December 31, 2020	28,779,514	$2,947	-	$7,688,372	$(2,679,932)	$433	$4,961,820	$-	$(4)	$4,961,816

As of December 31, 2020 and 2019, the Company had 70,000,000 and 20,000,000 shares authorized, respectively, and 28,779,514 and 18,287,177 shares issued and outstanding, respectively.

As of December 30, 2020, the Company has 10,000,000 shares of preferred stock authorized and no shares of preferred stock issued or outstanding.

The accompanying notes are an integral part of the financial statements.

RENTBERRY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	2020	2019

Cash Flows from Operating Activities:
Cash Received from Customers	$36,170	$800
Cash Paid to Suppliers and Employees	(2,484,241)	(2,007,896)
Other Income	1,520	1,412
Interest Paid	(45)	(56)
Income Taxes Paid	(800)	(1,631)
Net Cash Used in Operating Activities	(2,447,396)	(2,007,371)

Cash Flows from Investing Activities:
Proceeds from Sale of Investments in Cryptocurrency	1,002	68,204
Purchase of Investments in Cryptocurrency	(1,420)	-
Repayment of Accounts Receivable-Shareholders	800	-
Purchase of Intangibles	(19,142)	(71,761)
Net Cash Used in Investing Activities	(18,760)	(3,557)

Cash Flows from Financing Activities:
Repayment of Convertible Notes	-	(213,893)
Proceeds PPP Loan	41,765	-
Warrants – Safe Agreements	10,000	2,115,000
Common Stock	444	289
Additional Paid in Capital	1,812,296	3,168
Purchase of Treasury Stock	(50,000)	-
Net Cash Provided by Financing Activities	1,814,505	1,904,564

Net Decrease in Cash	(651,651)	(106,364)

Cash, January 1,	3,006,635	3,112,999

Cash, December 31,	$2,354,984	$3,006,635

The accompanying notes are an integral part of the financial statements.

RENTBERRY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

(CONTINUED)

	2020	2019

Reconciliation of Net (Loss) Income to Net Cash Used In Operation Activities:
Net (Loss) Income	$(1,385,856)	$22,779,295
Adjustments to Reconcile Net (Loss) Income to Net Cash Used in Operating Activities:
Amortization	3,196	13,856
Non-Cash Interest Expense	-	21,600
Non-Cash PPP Loan Forgiveness	(41,765)	-
Non-Cash Expenses	72	-
Realized Loss on Cryptocurrency	72	1,324,939
(Increase) Decrease in Accounts Receivable	5,292	(6,815)
(Increase) Decrease in Prepaid Expenses	(65,622)	(6,432)
(Increase) Decrease in Deferred Tax Asset	(607,728)	10,280,030
(Decrease) Increase in Accounts Payable	(355,057)	377,269
Decrease in Deferred Revenue	-	(36,791,113)

Net Cash Used in Operating Activities	$(2,447,396)	$(2,007,371)

Supplemental schedule of non-cash investing and financing activities:

Interest accrued, but not paid, on convertible notes was $-0- and $21,600 as of December 31, 2020 and 2019, respectively.

In 2020, a loan in the amount of $41,765 was forgiven under the payroll protection program (PPP).

	2020	2019
Increase in Common Stock	$1,118	$929
Less non-cash conversion from debt to equity	-	(640)
Less non-cash purchase of shares	(209)	-
Less non-cash conversion of warrants-safe agreements to equity	(465)	-
Total cash paid for common stock	$444	$289

Increase in Additional Paid in Capital	$3,888,091	$3,750,281
Less non-cash conversion from debt to equity	-	(3,641,937)
Less non-cash purchase of shares	(1,260)	(105,176)
Less non-cash repurchase of treasury shares	(50,000)	-
Less non-cash conversion of warrants-safe agreements to equity	(2,124,535)	-
Total cash paid for additional paid in capital	$1,812,296	$3,168

The accompanying notes are an integral part of the financial statements.

RENTBERRY, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

Note 1 - Summary of Significant Accounting Policies.

CONSOLIDATED FINANCIAL STATEMENTS

The consolidated financial statements include the accounts of 1) Rentberry, Inc, 2) Rentberry Ltd., 3) Floorly, Inc., and 4) Happy Seniors, Inc. (collectively, the “Company”). The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America as determined by the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC). All significant intercompany balances and transactions have been eliminated in the accompanying consolidated financial statements.

Rentberry, Ltd. And Happy Seniors, Inc. are wholly owned subsidiaries of Rentberry, Inc. while Floorly, Inc. is majority owned at 99%.

NATURE OF ACTIVITIES

Rentberry Inc. was incorporated under the laws of the State of Delaware on August 28, 2015 and has offices in San Francisco, California, and the Ukraine. Rentberry, Inc. is a home rental platform offering decentralized, global, long term rental solutions for tenants and landlords. The platform offers a transparent application process, a crowd sourced security deposit network, instant rent payments, e-signing of rental agreements and credit reports. The Company is still in the testing phases and its activities are subject to significant risks and uncertainties, including the ability to secure additional funding to continue to develop the platforms that will attract users.

Rentberry Ltd. is a private limited company incorporated in Gibraltar on November 24, 2017, wholly owned by Rentberry Inc. Rentberry Ltd., was formed strictly for the initial coin offering that took place in 2017. Rentberry Ltd. was later dissolved in 2019.

Floorly, Inc. was incorporated under the laws of the State of Delaware on January 13, 2020 with the intent of taking Rentberry, Inc.’s platform and applying it to commercial space.

Happy Seniors, Inc. was incorporated under the laws of the State of Delaware on February 25, 2020 with the intent of taking Rentberry, Inc.’s platform and applying it to senior living space.

BASIS OF PRESENTATION

The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America as determined by the FASB ASC.

RENTBERRY, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

(CONTINUED)

Note 1 - Summary of Significant Accounting Policies (Continued).

INITIAL COIN OFFERING

Initial coin offerings (ICO) have become a prevalent means for developers to sell blockchain tokens or coins to investors. When the ICO is undertaken, the issuer receives consideration in the form of cash or another cryptocurrency asset in exchange for a digital token. The digital token created for this initial coin offering was called the BERRY token. The BERRY was meant to be used for purchases on the Rentberry platform.

The ICO was started in 2017 by the Company for the purpose of raising funds. The ICO was managed by a third party on the cryptonomos site and was completed on December 31, 2018. The Company received $34,963,375 from investors and another $1,827,738 from the creation of BERRY Tokens from the ICO which was recorded as other income for the year 2019. The Company does not plan to engage in future ICO transactions.

REVENUE RECOGNITION

In May 2014, the Financial Accounting Standards Board issued Accounting Standards Update (ASU) No. 2014-09 - Revenue from Contracts from Customers (Topic 606). This new standard requires that revenues from contracts with customers should be recognized when an entity transfers goods and services to a customer at the amount that the entity expects to be entitled to receive from a customer using a five-step approach for recognizing and measuring revenue. The Company adopted the ASU 2014-09 on a retrospective basis as of January 1, 2019 and the implementation had no material effect on the Company’s financial statements. The Company is currently recognizing revenue from applications and credit reports when booking a property on a transactional basis. The Company also generates revenue from partnering with other companies for leads and advertising revenue.

CASH

For purposes of the consolidated statements of cash flows, the Company considers all short-term investments purchases with a maturity of three months or less to be cash.

ACCOUNTS RECEIVABLE

Accounts receivable represents money due from processing applications and credit reports and money due from the ICO. Management has determined that all receivables are fully collectible and no allowance for doubtful accounts is necessary as of December 31, 2020 and 2019.

RENTBERRY, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

(CONTINUED)

Note 1 - Summary of Significant Accounting Policies (Continued).

INVESTMENTS IN CRYPTOCURRENCY

The Company has received cryptocurrency through an initial coin offering and has received digital currency known as Bitcoin and Ethereum and BERRY tokens. The Company has also purchased Bitcoin and Ethereum independently of the initial coin offering. Realized and unrealized gain (loss) on digital currency is recorded for the difference in the value of the digital currency relative to the dollar.

Investments are reported at fair market value and are available for sale. The cost of securities sold is based on the first-in, first-out method at the time of sale.

INTANGIBLE ASSETS

The Company applied for and received a patent in 2017 and has capitalized the cost associated with obtaining the patent. The cost of the patent is being amortized over its legal live which is 20 years on a straight-line basis.

The Company capitalizes the costs of acquiring trademarks and amortizes those costs over their legal life which is 10 years on a straight-line basis.

The Company capitalizes the costs to acquire domain names which are not being amortized.

Amortization expense for the years ended December 31, 2020 and 2019 was $3,196 and $13,856, respectively.

ADVERTISING COSTS

The Companies expense all non-direct response advertising costs as incurred. Advertising expense for the years ended December 31, 2020 and 2019 amounted to $73,737 and $38,107, respectively.

RENTBERRY, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

(CONTINUED)

Note 1 - Summary of Significant Accounting Policies (Continued).

INCOME TAXES

Rentberry, Inc., Floorly, Inc. and Happy Seniors, Inc. are C Corporations for income tax purposes while Rentberry, Ltd. was a private limited liability company subject to the tax laws of Gibraltar. Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes.

Deferred taxes are recognized for net operating loss carryovers that are available to offset future taxable income and the difference between investment valuation methods used for financial reporting purposes (fair value) and income tax reporting purposes (cost). The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

In accordance with the application of FASB ASC related to accounting for uncertainty in income taxes, penalties and interest assessed by income taxing authorities are included in income taxes. For the years ended December 31, 2020 and 2019, there were no penalties or interest incurred.

USE OF ESTIMATES

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

SUBSEQUENT EVENTS

The Company evaluated subsequent events in accordance with FASB ASC through May 7, 2021, the date on which the consolidated financial statements were available to be issued.

RENTBERRY, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

(CONTINUED)

Note 2 - Investments in Cryptocurrency.

December 31, 2020	Cost	Market Value	Unrealized Gain
Bitcoin	$346	$874	$528
	$346	$874	$528

There were no investments in Cryptocurrency held for the year ended December 31, 2019.

The net unrealized gain on investments in cryptocurrency for the year ended December 31, 2020 and included in other comprehensive income amounted to $601.

The Company adopted the Fair Value Measurements and Disclosures which establishes a framework for measuring fair value and enhances disclosure about fair value measurements. This standard defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction value hierarchy, which requires an entity to maximize the use of observable inputs when measuring fair value.

The following table provides a description of the three levels of inputs that may be used to measure fair value, the types of plan investments that fall under each category, and the valuation methodologies used to measure these investments at fair value.

Level 1 -	Inputs to the valuation methodology are quoted prices available in active markets for investments as of the reporting date.

1)	Cryptocurrencies are valued at the closing price reported on the active market on which the cryptocurrency are traded.

Level 2 -	Inputs to the valuation methodology are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value can be determined through the use of models or other valuation methodologies.

1)	No investments are held under this level.

RENTBERRY, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

(CONTINUED)

Note 2 - Investments in Cryptocurrency (Continued).

Level 3 -	Inputs to the valuation methodology are unobservable inputs in situations where there is little or no market activity for the asset or liability and the reporting entity makes estimates and assumptions related to the pricing of the asset or liability including assumptions regarding risk.

1)	No investments are held under this level.

The following table segregates all financial assets and liabilities as of December 31, 2020 that are measured at fair value on a recurring basis (at least annually) into the most appropriate level within the fair value hierarchy based on the inputs used to determine the fair value measurement date. Investment assets are classified in their entirety based upon the lowest level of input that is significant to the fair value measurement.

December 31, 2020

Description	Total	Level 1	Level 2	Level 3
Technology	$874	$874	$-	$-

Note 3 – Intangibles.

Total cost of intangibles and accumulated amortization is as follows:

	2020	2019
Patent	$12,730	$12,730
Trademarks	$98,184	$86,279
Domains	$128,470	$121,234
Accumulated Amortization	(22,875)	(19,680)
Net	$216,509	$200,563

Amortization Expense	$3,196	$13,856

RENTBERRY, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

(CONTINUED)

Note 4 - Convertible Notes.

In 2019, a total of $3,642,576 in convertible notes plus accrued interest was converted into 6,400,474 shares of equity in Rentberry, Inc.

The Company repaid notes plus accrued interest in the amount of $-0- and $216,893 as of December 31, 2020 and 2019, respectively.

Interest expense accrued for the years ended December 31, 2020 and 2019 amounted to $-0- and $21,600, respectively.

Note 5 – Warrants – Safe Agreements.

The Company has issued safe agreements in 2019 for a total of $2,115,000 which gave the holders of the safe agreements rights to certain shares of the Company’s stock at a discount rate of 20% and a pre-money valuation cap of $9,000,000. The safe agreements converted to 4,648,868 shares of common stock in the Company on December 31, 2020.

In June 2020, the Company issued additional safe agreements under SEC Reg D and C/F which gives the holders of the safe agreements rights to certain shares of the Company’s stock at a discount rate of 20% and a pre-money valuation cap of $9,000,000. It also allowed for an early bird discount rate of 30% and a pre-money valuation of $7,000,000. The total amount raised under Reg D was $742,740 and C/F was $1,070,000. The safe agreements converted to 2,148,588 and 2,294,721 shares under Reg D and C/F, respectively, as of December 31, 2020.

Total safe agreements as of December 31, 2020 and 2019 were $-0- and $2,115,000, respectively.

Note 6 – PPP Loan Payable.

In May 2020, the Company borrowed $41,765 from Cross River Bank that is backed by the U.S. Small Business Administration (SBA) as part of the Payroll Protection Program (PPP). The terms of the loan call for interest at 1% with the first six (6) months of principal and interest being deferred and then eighteen (18) consecutive months of principal and interest. Any remaining balance of principal and interest will be paid with the final payment. The loan was forgiven in December 2020. No interest was accrued on the loan for the year ended December 31, 2020.

RENTBERRY, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

(CONTINUED)

Note 7 - Lease Commitments.

In 2016, the Company leased co-shared office space in San Francisco, California under a membership agreement with payments based on utilization of the co-shared space. The lease was for one year with an option to terminate at any time with 30 days written notice and month to month thereafter.

The Company leases space in the Ukraine for developers and other contractors to work. The terms of the signed leases were for the period May 1, 2020 through December 31, 2021 for $201,221. The total amount due for each lease was paid at the signing of the lease. There are no future commitments due under these leases.

Rent expense under these lease agreements totaled $154,492 and $166,867 for the years ended December 31, 2020 and 2019, respectively.

Note 8 - Income Taxes.

The Company’s total deferred tax asset, total deferred tax liability and deferred tax asset valuation allowances at December 31, 2020 and 2019 are as follows:

	2020	2019
Deferred Tax Assets:
Federal	$981,801	$554,110
State	413,291	233,254
	1,395,092	787,364
Less: Valuation Allowance	-	-
Total Deferred Tax Asset	1,395,092	787,364

Deferred Tax Liabilities:
Federal	115	-
State	53	-
Total Deferred Tax Liability	168	-

Net Deferred Tax Assets	$1,394,924	$787,364

RENTBERRY, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

(CONTINUED)

Note 8 - Income Taxes (Continued).

	2020	2019
Benefit from Income Taxes:
Currently Payable
Federal	$-	$-
State	800	1,631
	800	1,631

Income tax expense (benefit) consists of the following components:

Deferred	2020	2019
Federal	$-	$-
State	-	-
	-	-
Tax Benefit of Net Operating Loss
Federal	(427,691)	7,234,605
State	(180,037)	3,045,425
	(607,728)	10,280,030

Total (Benefit) Expense from Income Taxes	(606,928)	10,281,661

Netted Against Other Comprehensive Income
Federal	115	237,330
State	53	109,592
Total Liability from Comprehensive Income	168	346,922

Total Income Tax (Benefit) Expense	$(606,760)	$10,628,583

RENTBERRY, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

(CONTINUED)

Note 8 - Income Taxes (Continued).

The provision for income tax benefit reflects taxes computed using applicable tax rates. Deferred income taxes are computed using the applicable tax rates the Company expects to incur in future years. The applicable federal and state tax rate for the years ended December 31, 2020 and 2019 and was 21% and 8.84%, respectively.

For income tax purposes, the Company has a net operating loss carryover of $4,126,387 that expires through December 31, 2040.

Note 9 - Accumulated Other Comprehensive Income Balance.

The entire balance of the Accumulated Other Comprehensive Income consists of Unrealized Gains on Investments in Cryptocurrency.

Note 10 – Concentrations.

The Company maintains operating cash balances in financial institutions located in San Francisco, California. Those balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At December 31, 2020 and 2019, the uninsured amounts held at these financial institutions amounted to $2,098,423 and $2,756,637, respectively.

Note 11 – Commitments.

The Company has entered several consulting contracts with individuals for engineering, marketing, and other services. The terms of the contracts are normally for twelve months or less (some longer) with no renewal option unless another contract is signed. The contracts can be terminated within 30 days written notice. Amounts paid under these contracts for the years ended December 31, 2020 and 2019 was $996,255, and $1,117,819, respectively.

Note 12 – Significant Uncertainties.

On March 11, 2020, the World Health Organization characterized the coronavirus (COVID-19) as a pandemic. It is anticipated that this will continue to impact the Company for some time. Changes due to this virus may increase expenses and reduce the Company’s ability to generate revenue. The long-term economic consequences of these issues are unknown.

RENTBERRY, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

(CONTINUED)

Note 13 - Incentive Plan

The Company adopted a bonus plan as of December 31, 2020 to secure and retain the services of certain key personnel of the Company and its affiliates and to provide incentives for such persons to exert maximum efforts in connection with a liquidity event involving the Company. The transactional bonuses may not exceed $2 million dollars in the aggregate and the maximum transactional bonus for the CEO is $400,000 under this plan. The transactional bonus will be paid no later than 30 days following a liquidity event. The plan will terminate on January 1, 2026 if no liquidity event has occurred.

Note 14 – Subsequent Events.

On March 3, 2021, the Company received a Payroll Protection Program (PPP) loan in the amount of $63,636.

The Company issued another round of Safe Agreements in March 2021 in the amount of $950,000.

In April 2021, the Company invested $464,990 towards the acquisition of property for flexible living.

PART III

INDEX TO EXHIBITS

1	Posting agreement with StartEngine Primary LLC*

2.1	Amended and Restated Certificate of Incorporation*

2.2	Amended Bylaws*

4	Form of Subscription Agreement*

5.1	Form of 2020 SAFE Note and Voting Agreement*

5.2	Form of 2019 SAFE Note and Voting Agreement*

5.3	Stockholders’ Agreement*

5.4	Form of 2021 SAFE Note and Voting Agreement*

6.1	2020 Employment Agreement of Oleksiy Lyubynskyy*

6.2	2020 Employment Agreement of Denys Golubovskyi*

6.3	2020 Employment Agreement of Oleksandr Kotovskov*

6.4	Equity Grant to Denys Golubovskyi*

6.5	Equity Grant to Oleksandr Kotovskov*

6.6	Stock Purchase Agreement of Oleksiy Lyubynskyy (August 2015)*

6.7	Amendment No. 1 to Stock Purchase Agreement of Oleksiy Lyubynskyy (October 2015)*

6.8	Stock Purchase Agreement of Denys Golubovskyi (June 2016)*

6.9	Amendment No. 1 to Stock Purchase Agreement of Denys Golubovskyi (November 2018)*

6.10	Stock Purchase Agreement of Oleksandr Kotovskov (June 2016)*

6.11	Amendment No. 1 to Stock Purchase Agreement of Oleksandr Kotovskov (November 2018)*

6.12	Marketing Agreement with Sure HIIS Insurance Services, LLC*

6.13	Employment Agreement of Liliia Ostapchuk (2019)*

6.14	Stock Purchase Agreement of Denys Golubovskyi (Nov. 2020)*

6.15	Stock Purchase Agreement of Oleksandr Kotovskov (Nov. 2020)*

6.16	Transaction Bonus Plan*

8	Prime Trust, LLC Escrow Agreement*

11	Auditor Consent*

12	Validity opinion of CrowdCheck Law LLP*

13	“Test the waters” materials*

*	Previously filed

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, California, on June 10, 2021.

RENTBERRY, INC.

By:	/s/ Oleksiy Lyubynskyy
Name:	Oleksiy Lyubynskyy
Title:	CEO
Date:	June 10, 2021

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Oleksiy Lyubynskyy
Name:	Oleksiy Lyubynskyy
Title:	CEO & Director
Date:	June 10, 2021

By:	/s/ Denys Golubovskyi
Name:	Denys Golubovskyi
Title:	Director
Date:	June 10, 2021

By:	/s/ Oleksandr Kotovskov
Name:	Oleksandr Kotovskov
Title:	Director
Date:	June 10, 2021

III-2